UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SunPower Corporation

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF THE 2011 ANNUAL MEETING OF STOCKHOLDERS

TO ALL SUNPOWER STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of SunPower Corporation, a Delaware corporation (“SunPower”), will be held on:

Date:	Tuesday, May 3, 2011

Time:	Noon Pacific Time

Place:	Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134

Items of Business:	1. The re-election of two directors to serve as Class III directors on our board of directors (the “Board”);
2. The proposal to approve, in an advisory vote, our named executive officer compensation;
3. The proposal to approve, in an advisory vote, whether a stockholder advisory vote on our named executive officer compensation should be held every (a) year, (b) two years, or (c) three years; and
4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. On March 22, 2011 we began mailing to stockholders either a Notice of Internet Availability of Proxy Materials or this notice of the Annual Meeting, the proxy statement and the form of proxy.

All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record at the close of business on March 9, 2011 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Any registered stockholder in attendance at the Annual Meeting and entitled to vote may do so in person even if such stockholder returned a proxy.

San Jose, California	FOR THE BOARD OF DIRECTORS

March 22, 2011
Bruce R. Ledesma
Corporate Secretary

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD AND MAIL IT PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED TO THE COMPANY-PROVIDED PROXY CARD ENVELOPE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

ii

SUNPOWER CORPORATION

3939 North First Street

San Jose, California 95134

PROXY STATEMENT FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of SunPower Corporation, a Delaware corporation, is furnishing this proxy statement and proxy card to you in connection with its solicitation of proxies to be used at SunPower Corporation’s Annual Meeting of Stockholders to be held on May 3, 2011 at noon Pacific Time at Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California, or at any adjournment(s), continuation(s) or postponement(s) of the meeting (the “Annual Meeting”).

We use a number of abbreviations in this proxy statement. We refer to SunPower Corporation as “SunPower,” “the Company,” or “we,” “us” or “our.” The term “proxy solicitation materials” includes this proxy statement, the notice of the Annual Meeting, and the proxy card. References to “fiscal 2010” mean our 2010 fiscal year, which began on January 4, 2010 and ended on January 2, 2011.

Our principal executive offices are currently located at 3939 North First Street, San Jose, California 95134, and our telephone number is (408) 240-5500. After May 1, 2011, our principal executive offices will be located at 77 Rio Robles, San Jose, California 95134, and our telephone number will remain the same.

Important Notice Regarding the Availability of Proxy Materials

We have elected to comply with the Securities and Exchange Commission (the “SEC”) “Notice and Access” rules, which allow us to make our proxy solicitation materials available to our stockholders over the Internet. Under these rules, on or about March 22, 2011, we started mailing to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how our stockholders can both access the proxy solicitation materials and our 2010 Annual Report for the fiscal year ended January 2, 2011 (“2010 Annual Report”) online and vote online. By sending the Notice of Internet Availability instead of paper copies of the proxy materials, we expect to lower the costs and reduce the environmental impact of our Annual Meeting.

Our proxy solicitation materials and our 2010 Annual Report are available at www.proxyvote.com.

Stockholders receiving the Notice of Internet Availability may request a paper or electronic copy of our proxy solicitation materials by following the instructions set forth on the Notice of Internet Availability. Stockholders who did not receive the Notice of Internet Availability will continue to receive a paper or electronic copy of our proxy solicitation materials, which were first mailed to stockholders and made public on or about March 22, 2011.

Delivery of Voting Materials

If you would like to further reduce our costs in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided for voting via www.proxyvote.com and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

To reduce the expenses of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials, proxy card, and our 2010 Annual Report, or one copy of the Notice of Internet Availability, to stockholders who share the same address, unless otherwise requested. Each stockholder retains a separate right to vote on all matters presented at the Annual Meeting.

If you share an address with another stockholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at SunPower

Corporation, 3939 North First Street, San Jose, California 95134, Attention: Corporate Secretary, or calling us at (408) 240-5500. After May 1, 2011, please send requests to our new headquarters located at 77 Rio Robles, San Jose, California 95134.

A copy of our Annual Report on Form 10-K has been furnished with this proxy statement to each stockholder. A stockholder may also request a copy of our Annual Report on Form 10-K by writing to our Corporate Secretary at 3939 North First Street, San Jose, California 95134 (after May 1, 2011, 77 Rio Robles, San Jose, California 95134). Upon receipt of such request, we will provide a copy of our Annual Report on Form 10-K without charge, including the financial statements required to be filed with the SEC pursuant to Rule 13a-1 of the Securities Exchange Act of 1934 (“Exchange Act”) for our fiscal year 2010. Our Annual Report on Form 10-K is also available on our website at http://investors.sunpowercorp.com/sec.cfm.

Record Date and Shares Outstanding

Stockholders who owned shares of our common stock, par value $0.001 per share, at the close of business on March 9, 2011, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. Our shares of common stock are divided into Class A common stock and Class B common stock. On the Record Date, we had 56,840,767 shares of Class A common stock outstanding and 42,033,287 shares of Class B common stock outstanding. For more information about beneficial ownership of our issued and outstanding common stock, please see “Security Ownership of Management and Certain Beneficial Owners.”

We refer to our Class A common stock and our Class B common stock collectively as our “common stock” or “stock.” As of the Record Date, holders of Class A common stock are eligible to cast one vote per share, for an aggregate of 56,840,767 votes at the Annual Meeting and holders of Class B common stock are eligible to cast eight votes per share, for an aggregate of 336,266,296 votes at the Annual Meeting.

Board Recommendations

Our Board recommends that you vote:

—	“FOR” Proposal One: re-election of each of the nominated Class III directors;

—	“FOR” Proposal Two: the approval, on an advisory basis, of the compensation of our named executive officers; and

—	For a frequency of “EVERY THREE YEARS” in response to Proposal Three: the approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers.

Voting

Each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held as of the Record Date, and each holder of shares of Class B common stock is entitled to eight votes for each share of Class B common stock held as of the Record Date. The Class A common stock and Class B common stock are voting together as a single class on all matters described in this proxy statement. Cumulating votes is not permitted under our By-laws.

Pursuant to our Certificate of Incorporation, a holder of more than 15% of our outstanding shares of Class B common stock with respect to the election or removal of directors has discretion to vote only 15% of its outstanding shares of Class B common stock, unless such holder of Class B common stock also has an equivalent higher percentage ownership of our outstanding Class A common stock. Absent such equivalent higher percentage, any shares of Class B common stock in excess of 15% held by such holder shall be voted in the same proportion as other Class B common stock held by unaffiliated third parties.

In addition, on August 12, 2008, we entered into a rights agreement with Computershare Trust Company, N.A., as rights agent. The rights agreement became effective on September 29, 2008. The rights agreement contains specific features designed to address the potential for an acquirer or significant investor to take advantage of our capital structure and unfairly discriminate between classes of our common stock. Specifically, the rights agreement is designed to address the inequities that could result if an investor, by acquiring 20% or more of the outstanding shares of Class B common stock, were able to gain significant voting influence over our corporate affairs without making a correspondingly significant economic investment. The rights agreement, commonly referred to as a “poison pill,” could delay or discourage takeover attempts that stockholders may consider favorable.

Many of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. As summarized below, there are distinctions between shares held of record and those beneficially owned.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares, the stockholder of record and these proxy solicitation materials are being furnished to you directly by us.

Beneficial Owner.  If your shares are held in a stock brokerage account, or by a bank or other nominee (also known as shares registered in “street name”), you are considered the beneficial owner of such shares held in street name, and these proxy solicitation materials are being furnished to you by your broker, bank or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not automatically vote your shares in person at the Annual Meeting.

How To Vote.  If you hold shares directly as a stockholder of record, you can vote in one of the following three ways, in addition to attending the Annual Meeting:

(1) Vote via the Internet at www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 2, 2011. Have your Notice of Internet Availability or proxy card in hand when you access the website and then follow the instructions.

(2) Vote by Telephone at 1-800-690-6903. Use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 2, 2011. Have your Notice of Internet Availability or proxy card in hand when you call and then follow the instructions. This number is toll free in the U.S. and Canada.

(3) Vote by Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided with any paper copy of the proxy statement, or return the proxy card to SunPower Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold shares beneficially in street name, you may submit your voting instructions in the manner prescribed by your broker, bank or other nominee by following the instructions provided by your broker, bank or other nominee. Shares registered in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the broker, bank or other nominee who holds your shares, giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Quorum.  A quorum, which is the holders of at least a majority of shares of our stock issued and outstanding and entitled to vote as of the Record Date, is required to be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and to conduct business. Your shares will be counted as being present at the Annual Meeting if you appear in person at the Annual Meeting (and are the stockholder of record for your shares), if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Votes against a particular proposal will also be counted both to determine the presence or absence of a quorum and to determine whether the requisite number of voting shares has been obtained.

Explanation of Broker Non-Votes and Abstentions.  A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. NYSE rules (which also apply to companies listed on The Nasdsaq Stock Exchange) prohibit brokers from voting in their discretion on any of our proposals without instructions from the beneficial owners. If you do not instruct your broker how to vote on the proposals, your broker will not vote for you. Abstentions are deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained, and they would be included in the tabulation of voting results as votes against the proposal.

Votes Required/Treatment of Broker Non-Votes and Abstentions.

Proposal One — Re-election of Class III Directors. Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares present in person or represented by proxy at a meeting at which a quorum is present. The two persons receiving the greatest number of votes at the Annual Meeting shall be elected as Class III directors. Since only affirmative votes will be counted, neither “broker non-votes” nor abstentions will affect the outcome of the voting on Proposal One.

Proposal Two — Advisory Vote on Named Executive Officer Compensation. The advisory vote on named executive compensation requires the affirmative vote of the holders of a majority of our stock having voting power and present in person or represented by proxy at the Annual Meeting. “Broker non-votes” and abstentions will not count as votes in favor of the advisory vote on named executive officer compensation and abstentions, but not “broker non-votes,” will have the effect of votes against Proposal Two.

Proposal Three — Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation. The advisory vote on the frequency of future advisory votes on named executive officer compensation requires the affirmative vote of the holders of a plurality of votes represented by the shares present in person or represented by proxy at a meeting at which a quorum is present. The option of one year, two years or three years that receives the greatest number of votes at the Annual Meeting will be the frequency for future advisory votes on named executive officer compensation selected by our stockholders. Therefore, neither “broker non-votes” nor abstentions will affect the outcome of the voting on Proposal Three.

How Your Proxy Will Be Voted

If you complete and submit your proxy card or vote via the Internet or by telephone, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. If you submit your proxy card by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of Proposals One and Two, and for Proposal Three in favor of holding future stockholder advisory votes on named executive officer compensation every three years. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time prior to the date of the Annual Meeting by: (1) submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone or by mail; or (2) delivering instructions to us at 3939 North First Street, San Jose, California 95134 (after May 1, 2011, 77 Rio Robles, San Jose, California 95134) to the attention of our Corporate Secretary. Any notice of revocation sent to us must include the stockholder’s name and must be actually received by us prior to the Annual Meeting to be effective. Your attendance at the Annual Meeting after having executed and delivered a valid proxy card or vote via the Internet or by telephone will not in and of itself constitute a revocation of your proxy. If you intend to revoke your proxy by voting in person at the Annual Meeting, you will be required to give oral notice of your intention to do so to the Inspector of Elections at the Annual Meeting. If your shares are held in “street name,” you should follow the directions provided by your broker, bank or other nominee regarding how to revoke your proxy.

Solicitation of Proxies

We will pay for the cost of this proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding or furnishing proxy solicitation materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and regular employees, without additional compensation.

Voting Results

We will announce preliminary voting results at the Annual Meeting and publish final results pursuant to a Current Report on Form 8-K which we intend to file with the SEC within four business days following the Annual Meeting.

Note Concerning Forward-Looking Statements

Certain of the statements contained in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and the assumptions underlying such statements. We use words such as “anticipate,” “believe,” “continue” “could,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” “will,” “would” and similar expressions to identify forward-looking statements. These statements include, but are not limited to, operating results, business strategies, management’s plans and objectives for future operations, expectations and intentions, actions to be taken by us and other statements that are not historical facts. These forward-looking statements are based on information available to us as of the date of this proxy statement and our current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in Part I, Item 1A, “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended January 2, 2011, which accompanies this proxy statement.

There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY PHONE OR INTERNET PROMPTLY, YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM IS PRESENT AT THE ANNUAL MEETING. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY VOTE AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL ONE

RE-ELECTION OF CLASS III DIRECTORS

Our Board is currently comprised of seven members and divided into three classes, in accordance with Article IV, Section B of our Certificate of Incorporation. Only the terms of the three directors serving as Class III directors are scheduled to expire in 2011. The terms of other directors expire in subsequent years.

As previously disclosed, on November 9, 2010, T.J. Rodgers, a Class III director and our Chairman of the Board, notified us of his decision to retire from the Board immediately following the Annual Meeting. In January 2011, our Board approved a resolution to reduce the size of our Board from seven to six directors, effective upon the expiration of Mr. Rodgers’ term as director immediately following the Annual Meeting.

The Board has considered and approved the nomination of Thomas R. McDaniel and Thomas H. Werner, our remaining current Class III directors, for re-election as directors at the Annual Meeting. Both nominees have consented to being named in this proxy statement and to serve if re-elected. Unless otherwise directed, the proxy holders will vote the proxies received by them for the two nominees named below. If either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The Class III directors elected will hold office until the annual meeting of stockholders in 2014 or until their successors are elected.

The Class I group of directors consists of Uwe-Ernst Bufe and Pat Wood III, and they will hold office until the annual meeting of stockholders in 2012 or until their successors are elected. The Class II group of directors consists of W. Steve Albrecht and Betsy S. Atkins, and they will hold office until the annual meeting of stockholders in 2013 or until their successors are elected. Additional information, as of March 22, 2011, about the Class III director nominees for re-election and the Class I and Class II directors is set forth below.

Class III Directors Nominated for Re-Election at the Annual Meeting

Name	Class	Age	Position(s) with SunPower	Director Since
Thomas R. McDaniel	III	62	Director	2009
Thomas H. Werner	III	51	President, CEO and Director	2003

Mr. Thomas R. McDaniel was Executive Vice President, Chief Financial Officer and Treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in July 2008 after 37 years of service. Prior to January 2005, Mr. McDaniel was Chairman, Chief Executive Officer and President of Edison Mission Energy, a power generation business specializing in the development, acquisition, construction, management and operation of power production facilities. Mr. McDaniel was also Chief Executive Officer and a director of Edison Capital, a provider of capital and financial services supporting the growth of energy and infrastructure projects, products and services, both domestically and internationally. Mr. McDaniel is a director of SemGroup, L.P., a midstream energy service company. He is also a director of Cypress Envirosystems, a subsidiary of Cypress Semiconductor Corporation, which develops and markets energy efficiency products. Mr. McDaniel also serves on the Advisory Board of Coda Automotive, which is a manufacturer and distributor of all-electric cars and transportation battery systems, and On Ramp Wireless, a communications company serving electrical, gas and water utilities. Mr. McDaniel currently serves on the board of directors of the Senior Care Action Network (SCAN) and SCAN Foundation. Through the McDaniel Family Foundation, he is also actively involved in a variety of charitable activities such as the Boys and Girls Club of Huntington Beach, the Adult Day Care Center and the Free Wheelchair Mission.

Mr. McDaniel brings significant operational and development experience to the Board. Mr. McDaniel’s extensive experience growing and operating global electric power businesses is directly aligned with the Company’s efforts to expand the utility and power plant segment of the business. In addition, Mr. McDaniel’s prior experience as a Chief Financial Officer qualifies him as a financial expert, which is relevant to his duties as an audit committee member. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. McDaniel should serve as a director of the Company.

Mr. Thomas H. Werner has served as our President and Chief Executive Officer since May 2010, and as a member of our Board since June 2003. From June 2003 to April 2010, Mr. Werner served as our Chief Executive Officer. Prior to joining SunPower, from 2001 to 2003, he held the position of Chief Executive Officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corp., a network solutions company. He has also held a number of executive management positions at Oak Industries, Inc. and General Electric Co., and currently serves as a board member of Cree, Inc., Silver Spring Networks, and the Silicon Valley Leadership Group (as Chairman). Mr. Werner holds a bachelors degree in industrial engineering from the University of Wisconsin Madison, a bachelor’s degree in electrical engineering from Marquette University and a master’s degree in business administration from George Washington University.

Mr. Werner brings significant leadership and operational management experience to the Board. Mr. Werner provides the Board with valuable insight into management’s perspective with respect to the Company’s operations. Mr. Werner brings significant technical, operational and financial management experience to the Board. Mr. Werner has demonstrated strong executive leadership skills through nearly 20 years of executive officer service with various companies and brings the most comprehensive view of the Company’s operational history over the past few years. Mr. Werner also brings to the Board leadership experience through his service on the board of directors for two other organizations, which gives him the ability to compare the way in which management and the boards operate within the companies he serves. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Werner should serve as a director of the Company.

Class III Director Retiring After the Annual Meeting

Name	Class	Age	Position(s) with SunPower	Director Since
T. J. Rodgers	III	63	Chairman	2002

Mr. T.J. Rodgers is Chairman of our Board and has notified us of his decision to retire from the Board immediately following the Annual Meeting. Mr. Rodgers is a co-founder of Cypress Semiconductor Corporation, a semiconductor company and our former controlling stockholder, and has been the President and Chief Executive Officer of Cypress Semiconductor Corporation and a member of its board of directors since 1982. Mr. Rodgers also serves as a director of Bloom Energy (formerly Ion America). Mr. Rodgers is also a member of the Board of Trustees at Dartmouth College.

Mr. Rodgers brings significant manufacturing and operational management experience to the Board. Mr. Rodgers has demonstrated strong leadership skills through his executive officer service with Cypress Semiconductor Corporation. Mr. Rodgers has a legacy relationship with the Company through his role at Cypress Semiconductor Corporation and therefore brings a unique perspective on our business strategy. He also has significant experience in large-scale technology manufacturing. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Rodgers should serve as a director of the Company and Chairman of the Board until his retirement at the upcoming Annual Meeting.

Class I Directors with Terms Expiring in 2012

Name	Class	Age	Position(s) with SunPower	Director Since
Uwe-Ernst Bufe	I	66	Director	2008
Pat Wood III	I	48	Director	2005

Dr. Uwe-Ernst Bufe was Chief Executive Officer of Degussa and Degussa-Hüls AG, a specialty chemicals company which is now the Chemicals Business Area of Evonik Industries, until May 2000. Before joining the executive board of Degussa AG in 1987, he was executive vice president of its U.S. subsidiary. After the company’s merger with Hüls in 1998, he assumed the role of and Chief Executive Officer of Degussa-Hüls AG. Dr. Bufe joined UBS in 2001 and served as Vice Chairman of the UBS Investment Banking and Deputy Chairman of UBS Deutschland until March 2009. He is also a member of the Supervisory Board of Akzo Nobel N.V. (The Netherlands) and an independent, non-executive director of Umicore S.A. (Belgium) and was a member of the Supervisory Board of Directors of Kali + Salz AG (Germany) until August 2009 and Solvay S.A. (Belgium) until May 2009.

Dr. Bufe brings significant manufacturing and sales experience to the Board. Dr. Bufe brings extensive knowledge of practices in the European business community, which brings a unique perspective to our Board as it considers matters affecting our international operations. He also has prior manufacturing and factory experience, which brings a unique perspective to the Company’s manufacturing component. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Dr. Bufe should serve as a director of the Company.

Mr. Pat Wood III has served as a Principal of Wood3 Resources, an energy infrastructure developer, since July 2005. He is active in the development of electric power and natural gas infrastructure assets in the United States. From 2001 to 2005 Mr. Wood served as the Chairman of the Federal Energy Regulatory Commission. From 1995 to 2001, he chaired the Public Utility Commission of Texas. Mr. Wood has also been an attorney with Baker & Botts, a global law firm, and an associate project engineer with Arco Indonesia, an oil and gas company, in Jakarta. He currently serves as a director of Quanta Services, Inc. and has served on a number of private company boards: Texas Genco, Airtricity, TPI Composite, Xtreme Power, First Wind and Range Fuels. He is a strategic advisor to Natural Gas Partners, an energy private equity fund. Mr. Wood is a director of the American Council on Renewable Energy and a member of the National Petroleum Council.

Mr. Wood brings significant strategic and operational management experience to the Board. Mr. Wood has demonstrated strong leadership skills through nearly ten years of regulatory leadership in the energy sector. Mr. Wood brings a unique perspective and extensive knowledge of energy project development, public policy development, governance and the regulatory process. His legal background also provides the Board with a perspective on the legal implications of matters affecting our business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Wood should serve as a director of the Company and Chairman of the Nominating and Corporate Governance Committee.

Class II Directors with Terms Expiring in 2013

Name	Class	Age	Position(s) with SunPower	Director Since
W. Steve Albrecht	II	64	Director	2005
Betsy S. Atkins	II	57	Director	2005

Mr. W. Steve Albrecht has served as Andersen Alumni Professor of Accounting at the Marriott School of Management at Brigham Young University, or BYU, since 1977, and as Associate Dean from 1997 through 2008. Mr. Albrecht, a certified public accountant, certified internal auditor, and certified fraud examiner, joined BYU in 1977 after teaching at Stanford University and the University of Illinois. Prior to becoming a professor, he worked as an accountant for Deloitte & Touche. Mr. Albrecht is the past president of the American Accounting Association and the Association of Certified Fraud Examiners. Mr. Albrecht currently serves on the board of directors of Cypress Semiconductor Corporation. He served as a trustee of the Financial Accounting Foundation that oversees the Financial Accounting Standards Board (FASB) and the Governmental Accounting Standards Board (GASB) until June 2009. He served on the board of directors of SkyWest, Inc. and Red Hat, Inc. from 2003 to 2009. He was a prior member of the Committee of Sponsoring Organizations (COSO) and has done extensive expert witnessing in major financial cases and consulting for major organizations.

Mr. Albrecht brings significant financial management and financial disclosure experience, as well as significant knowledge of the Company’s recent history and experiences to the Board. Mr. Albrecht’s experience is quite different from that of the Company’s other directors in that he does not have lengthy work experience in the industry served by the Company. Mr. Albrecht instead brings to the Board his extensive knowledge in the areas of accounting, strategy, financial reporting, and controls and experience as a leader of a large, well-respected academic institution. This background and experience qualifies him as a financial expert, which is relevant to his duties as an audit committee member. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Albrecht should serve as a director of the Company and Chairman of the Audit Committee.

Ms. Betsy S. Atkins has served as Chief Executive Officer of Baja Ventures, a technology, life sciences and renewable energy early stage venture capital fund, since 1994. She served as the Chairman and Chief Executive Officer of Clear Standards, Inc., which developed enterprise level emission measurement software, from 2008 to 2009 until its sale to SAP. She previously served as Chairperson and Chief Executive Officer of NCI, Inc., a neutraceutical functional food company, from 1991 through 1993. Ms. Atkins co-founded Ascend Communications, a manufacturer of communications equipment, in 1989, where she was also a member of the board of directors until its acquisition by Lucent Technologies, a telecommunications systems, software and products company, in 1999. Ms. Atkins currently serves on the board of directors of Polycom, Inc. and Chico’s FAS, Inc. She is a member of the Council on Foreign Relations. Ms. Atkins served on the boards of directors of Vonage Holdings Corp. from 2005 to 2007; Reynolds American, Inc. from 2004 to 2010; and Towers Watson & Co. in 2010. She served as a presidential appointee to the Pension Benefit Guaranty Corp. board of directors from 2001 to 2003. Ms. Atkins is also a member of Florida International University’s College of Medicine Health Care Network Faculty Group Practice, Inc.

Ms. Atkins brings significant sales, marketing and corporate governance experience to the Board. Ms. Atkins’ experience, through nearly 25 years of executive officer service with companies in a high growth phase, gives her a unique perspective on the Company’s business. Ms. Atkins also brings to the Board extensive knowledge in the areas of executive compensation and corporate governance. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Atkins should serve as a director of the Company, Chairperson of the Compensation Committee and Lead Independent Director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE CLASS III PROPOSED NOMINEES.

BOARD STRUCTURE

Determination of Independence

It is our policy that a majority of our directors be independent. Our Board has determined that five of our seven directors, namely Mr. Albrecht, Ms. Atkins, Dr. Bufe, and Messrs. McDaniel and Wood, each meet the standards for independence as defined by applicable listing standards of the Nasdaq Global Select Market and rules and regulations of the SEC. Our Board has also determined that Mr. Werner, our President and Chief Executive Officer, and Mr. Rodgers, the Chief Executive Officer of our former controlling stockholder Cypress Semiconductor Corporation, are not “independent” as defined by applicable listing standards of the Nasdaq Global Select Market. Mr. Rodgers will retire from the Board immediately following the Annual Meeting. There are no family relationships among any of our directors or executive officers.

Leadership Structure and Risk Oversight

The Board has determined that having a lead independent director assist the Chairman of the Board and Chief Executive Officer is in the best interest of stockholders at this time. In early 2010, Betsy S. Atkins was appointed to serve as the lead independent director for the Board. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. We believe that this leadership structure also is preferred by a significant number of the Company’s stockholders.

With the retirement of Mr. Rodgers from the Board, the Board will be appointing a new Chairman of the Board of Directors and will adopt a leadership structure for the Board that will best serve the interests of our stockholders.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, in particular our Audit Committee, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board, however, has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Board Meetings

Our Board held four regular, quarterly meetings, one annual meeting and eight special meetings during fiscal year 2010. During fiscal year 2010, each director, other than Mr. Rodgers, attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served. Mr. Rodgers attended 69% of Board meetings in fiscal year 2010. Our independent directors held four executive sessions during regular, quarterly meetings without management present during fiscal year 2010.

Board Committees

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board has established committees to ensure that we maintain strong corporate governance standards. Our Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. The charters of our Audit, Compensation, and Nominating and Corporate Governance Committees are available on our website at http://investors.sunpowercorp.com/documents.cfm. You may also request copies of our committee charters free of charge by writing to SunPower Corporation, 3939 North First Street, San Jose, California 95134 (after May 1, 2011, 77 Rio Robles, San Jose, California 95134), Attention: Corporate Secretary. Below is a summary of our committee structure and membership information.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
W. Steve Albrecht	Chair	--	--
Betsy S. Atkins	--	Chair	Member
Uwe-Ernst Bufe	--	Member	Member
Thomas R. McDaniel	Member	Member	--
T.J. Rodgers (retiring after the Annual Meeting)	--	--	--
Thomas H. Werner	--	--	--
Pat Wood III	Member	--	Chair

Audit Committee

Our Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of the members of our Audit Committee is “independent” as that term is defined in Section 10A of the Exchange Act and as defined by applicable listing standards of the Nasdaq Global Select Market. Each member of the Audit Committee is financially literate and has the requisite financial sophistication as required by the applicable listing standards of the Nasdaq Global Select Market. In addition, the Board has determined that each of Messrs. Albrecht and McDaniel meet the criteria of an “audit committee financial expert” within the meaning of applicable SEC regulations due to his professional experience described above under “Proposal One — Re-election of Class III Directors.” The Audit Committee held 12 meetings during fiscal 2010.

The purpose of the Audit Committee, pursuant to its charter, is to:

—	provide oversight of our accounting and financial reporting processes and the audit of our financial statements and internal controls by our independent registered public accounting firm;

—

assist the Board in the oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s performance, qualifications and independence; and (4) the performance of our internal audit function;

—	oversee management’s identification, evaluation, and mitigation of major risks to the Company;

—	prepare an audit committee report as required by the SEC to be included in our annual proxy statement; and

—	provide to the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.

The Audit Committee also serves as the representative of the Board with respect to its oversight of the matters described below in the “Audit Committee Report.” The Audit Committee has also established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. The Audit Committee promptly reviews such complaints and concerns.

In addition to its normal duties, during fiscal 2010 the Audit Committee continued to conduct an independent investigation into certain accounting and financial reporting matters at our Philippines operations. We announced the commencement of this investigation on November 16, 2009 and its conclusion and results on March 18, 2010.

Compensation Committee

Each of the members of the Compensation Committee is “independent” as defined by applicable listing standards of the Nasdaq Global Select Market. The Compensation Committee held six meetings during fiscal 2010.

The Compensation Committee, pursuant to its charter, assists the Board in discharging its duties with respect to:

—	the formulation, implementation, review, and modification of the compensation of our directors and executive officers;

—

the preparation of an annual report of the Compensation Committee for inclusion in our annual proxy statement or Annual Report on Form 10-K, in accordance with applicable rules of the SEC and applicable listing standards of the Nasdaq Global Select Market;

—	reviewing and discussing the Compensation Discussion and Analysis, set forth in our annual proxy statement, with management; and

—	the administration of our stock plans, including the Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan.

In certain instances, the Compensation Committee has delegated limited authority to Mr. Werner, in his capacity as a Board member, with respect to compensation and equity awards for employees other than our executive officers. For more information on our processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during fiscal 2010 one of our officers or employees, or is one of our former officers or employees. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 and Item 407(e)(4) of Regulation S-K. Additionally, during fiscal 2010, none of our executive officers or directors was a member of the board of directors, or any committee of the board of directors, or of any other entity such that the relationship would be construed to constitute a compensation committee interlock within the meaning of the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

Each of the members of the Nominating and Corporate Governance Committee is “independent” as defined by applicable listing standards of the Nasdaq Global Select Market. The Nominating and Corporate Governance Committee held five meetings during fiscal 2010.

The Nominating and Corporate Governance Committee, pursuant to its charter, assists the Board in discharging its responsibilities with respect to:

—	the identification of individuals qualified to become directors and the selection or recommendation of candidates for all directorships to be filled by the Board or by the stockholders; and

—	the development, maintenance and recommendation of a set of corporate governance principles applicable to us, and for periodically reviewing such principles.

The Nominating and Governance Committee also considers diversity in identifying nominees for directors. In particular, the Nominating and Governance Committee believes that the members of the Board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. In addition, the Nominating and Governance Committee has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company.

The Nominating and Governance Committee believes the Board should be comprised of persons with skills in areas such as:

—	relevant industries, especially solar products and services;

—	technology manufacturing;

—	sales and marketing;

—	leadership of large, complex organizations;

—	finance and accounting;

—	corporate governance and compliance;

—	strategic planning;

—	international business activities; and

—	human capital and compensation.

Under our Corporate Governance Principles, during the director nominee evaluation process, the Nominating and Corporate Governance Committee and the Board will take the following into account:

—	At least a majority of the Board must be comprised of independent directors;

—

Candidates should be capable of working in a collegial manner with persons of different educational, business and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors;

—	Candidates should represent a diversity of viewpoints, backgrounds, experiences and other demographics;

—	Candidates should demonstrate notable or significant achievement and possess senior-level business, management or regulatory experience that would benefit the Company;

—	Candidates shall be individuals of the highest character and integrity;

—	Candidates shall be free from any conflict of interest that would interfere with their ability to properly discharge their duties as a director or would violate any applicable law or regulation;

—	Candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and

—	Candidates shall have the desire to represent the interests of all stockholders.

CORPORATE GOVERNANCE

Stockholder Communications with Board of Directors

We provide a process by which stockholders may send communications to our Board, any committee of the Board, our non-management directors or any particular director. Stockholders can contact our non-management directors by sending such communications to the chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 3939 North First Street, San Jose, California 95134 (after May 1, 2011, 77 Rio Robles, San Jose, California 95134). Stockholders wishing to communicate with a particular Board member, a particular Board committee or the Board as a whole, may send a written communication to our Corporate Secretary, SunPower Corporation, 3939 North First Street, San Jose, California 95134 (after May 1, 2011, 77 Rio Robles, San Jose, California 95134). The Corporate Secretary will forward such communication to the full Board, to the appropriate committee or to any individual director or directors to whom the communication is addressed, unless the communication is unduly hostile, threatening, illegal, or harassing, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Directors’ Attendance at Our Annual Meetings

Although we do not have a formal policy that mandates the attendance of our directors at our annual stockholder meetings, our directors are encouraged to attend. Six of our seven directors are expected to attend the 2011 Annual Meeting, and six of our seven directors attended our 2010 Annual Meeting.

Submission of Stockholder Proposal for the 2012 Annual Meeting

As a SunPower stockholder, you may submit a proposal, including director nominations, for consideration at future annual meetings of stockholders.

Stockholder Proposals.  Only stockholders meeting certain criteria outlined in our By-Laws are eligible to submit nominations for election to the Board of Directors or to propose other proper business for consideration by stockholders at an annual meeting. Under the By-laws, stockholders who wish to nominate persons for election to the Board of Directors or propose other proper business for consideration by stockholders at an annual meeting must give proper written notice to us not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting, provided that in the event that our 2012 annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which we mail or publicly announce our notice of the date of the annual meeting, whichever occurs first. Therefore, notices regarding nominations of persons for election to the Board of Directors and proposals of other proper business for consideration at the 2012 annual meeting of stockholders must be submitted to the Company no earlier than January 4, 2012 and no later than February 3, 2012. If the date of the 2012 annual meeting is moved more than 25 days before or after the anniversary date of the 2011 Annual Meeting, the deadline will instead be the close of business on the 10th day following notice of the date of the 2012 annual meeting of stockholders or public disclosure of such date, whichever occurs first. We have discretionary power, but are not obligated, to consider stockholder proposals submitted after February 3, 2012.

Stockholder proposals will also need to comply with SEC regulations, such as Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy material. The submission deadline for stockholder proposals to be included in our proxy materials for the 2012 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is November 24, 2011. All written proposals must be received by our Corporate Secretary, at our corporate offices at 3939 North First Street, San Jose, California 95134 (after May 1, 2011, 77 Rio Robles, San Jose, California 95134) by the close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2012 annual meeting of stockholders.

Nomination of Director Candidates.  Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 3939 North First Street, San Jose, California 95134 (after May 1, 2011, 77 Rio Robles, San Jose, California 95134). In addition, the stockholder must give notice of a nomination to our Corporate Secretary, and such notice must be received within the time period described above under “Stockholder Proposals.” Any such proposal must include the following:

—	the name, age, business address, residence address and record address of such nominee;

—	the principal occupation or employment of such nominee;

—	the class or series and number of shares of our stock owned beneficially or of record by such nominee;

—	any information relating to the nominee that would be required to be disclosed in our proxy statement;

—	the nominee holder for, and number of, shares owned beneficially but not of record by such person;

—

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of our stock;

—

to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director on the date of such stockholder’s notice;

—

a description of all arrangements or understandings between or among such persons pursuant to which the nomination(s) are to be made by the stockholder and any relationship between or among the stockholder giving notice and any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by or under common control with such stockholder, on the one hand, and each proposed nominee, on the other hand; and

—	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice.

If a director nomination is made pursuant to the process set forth above, the Nominating and Corporate Governance Committee will apply the same criteria in evaluating the nominee as it would any other board nominee candidate, and will recommend to the Board whether or not the stockholder nominee should be included as a candidate for election in our proxy statement. The nominee and nominating stockholder should be willing to provide any information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation. The Board shall make the final determination whether or not a nominee will be included in the proxy statement and on the proxy card for election.

Once either a search firm selected by the Nominating and Corporate Governance Committee or a stockholder has provided our Nominating and Corporate Governance Committee with the identity of a prospective candidate, the Nominating and Corporate Governance Committee communicates the identity and known background and experience of the candidate to the Board. If warranted by a polling of the Board, members of our Nominating and Corporate Governance Committee and/or other members of our senior management may interview the candidate. If the Nominating and Governance Committee reacts favorably to a candidate, the candidate is next invited to interview with the members of the Board who are not on the Nominating and Governance Committee. The Nominating and Governance Committee then makes a final determination whether to recommend the candidate to the Board for directorship. The Nominating and Governance Committee currently has not set specific, minimum qualifications or criteria for nominees that it proposes for Board membership, but evaluates the entirety of each candidate’s credentials. The Nominating and Governance Committee believes, however, that we will be best served if our directors bring to the Board a variety of diverse experience and backgrounds and, among other things, demonstrated integrity, executive leadership and financial, marketing or business knowledge and experience. See “Board Structure — Nominating and Corporate Governance Committee” for factors considered by the Nominating and Corporate Governance Committee and the Board in considering director nominees.

Corporate Governance Principles

We believe that strong corporate governance practices are the foundation of a successful, well-run company. The Board of Directors has adopted Corporate Governance Principles that set forth our core corporate governance principles, including:

—	oversight responsibilities of the Board of Directors;

—	election and responsibilities of the lead independent director;

—	role of Board committees and assignment and rotation of members;

—	review of the Code of Business Conduct and Ethics and consideration of related party transactions;

—	independent directors meetings without management and with outside auditors;

—	Board of Directors’ access to employees;

—	annual review of Board member compensation;

—	membership criteria and selection of the Board of Directors;

—	annual review of Board performance;

—	director orientation and continuing education;

—	annual review of performance and compensation of executive officers; and

—	succession planning for key executive officers.

The Corporate Governance Principles are available on our website at http://investors.sunpowercorp.com.

Code of Business Conduct and Ethics; Related Persons Transactions Policy and Procedures

It is our general policy to conduct our business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws. In addition, it is our policy to avoid situations that create an actual or potential conflict between our interests and the personal interests of our officers and directors. Such principles are described in our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is applicable to our directors, officers, and employees (including our principal executive officer, principal financial officer and principal accounting officer) and is designed to promote compliance with the laws applicable to our business, accounting standards, and proper and ethical business methods and practices. Our Code of Business Conduct and Ethics is available on our website at http://investors.sunpowercorp.com under the link for “Code of Conduct.” You may also request a copy by writing to us at SunPower Corporation, 3939 North First Street, San Jose, California 95134 (after May 1, 2011, 77 Rio Robles, San Jose, California 95134), Attention: Corporate Secretary. If we amend or grant a waiver applicable to our principal executive officer, principal financial officer or principal accounting officer, we will post a copy of such amendment or waiver on our website. Under the Corporate Governance Principles, the Nominating and Corporate Governance Committee is responsible for reviewing and recommending changes to our Code of Business Conduct and Ethics.

Pursuant to our Corporate Governance Principles, our Audit Committee will consider questions of actual and potential conflicts of interest (including corporate opportunities) of directors and officers, and approve or prohibit such transactions. The Audit Committee will review and approve in advance all proposed related party transactions (as defined in Item 404 of Regulation S-K), in compliance with the applicable rules of the Nasdaq Global Select Market. A related party transaction will only be approved if the Audit Committee determines that it is in the best interests of SunPower. If a director is involved in the transaction, he or she will be recused from all voting and approval processes in connection with the transaction.

Certain Relationships and Related Persons Transactions

Other than the compensation agreements and other arrangements described herein, and the transactions with Cypress Semiconductor Corporation described below, since the start of our last fiscal year on January 4, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

—	in which the amount involved exceeded or will exceed $120,000; and

—

in which any current director, director nominee, executive officer, beneficial owner of more than 5% of any class of our common stock, or any immediate family member of such persons had or will have a direct or indirect material interest.

Arrangements with Cypress Semiconductor Corporation

Until September 29, 2008, Cypress Semiconductor Corporation (“Cypress”) held all of the outstanding shares of Class B common stock, which represented a controlling interest in our combined Class A and Class B common stock. However, after the close of trading on September 29, 2008, Cypress distributed all of its shares of our Class B common stock to its stockholders of record as of September 17, 2008. Two of the seven members of our Board of Directors have a relationship with Cypress. Mr. Rodgers, Chairman of our Board of Directors, is also the co-founder, board member, President and Chief Executive Officer of Cypress. Mr. Rodgers will retire from the Board immediately following the Annual Meeting. In addition, Mr. Albrecht currently serves on our Board and the board of directors of Cypress. For more information about beneficial ownership of our issued and outstanding common stock, please see “Security Ownership of Management and Certain Beneficial Owners” below. In 2005, we entered into a series of related agreements with Cypress, then our parent company, in connection with our initial public offering and separation from Cypress. Many of the agreements have since expired. The principal agreements, under which we paid more than $120,000 to Cypress during fiscal 2010, include the lease agreement for our headquarters facility and the tax sharing agreement. These principal agreements are summarized below.

Leased Headquarters Facility in San Jose, California; Other Payments.  In May 2006, we entered into a lease agreement for our approximately 44,000 square foot headquarters, which is located in a building owned by Cypress in San Jose, California, for $6.0 million over the five-year term of the lease expiring in April 2011. In October 2008, we amended the lease agreement, increasing the rentable square footage and the total lease obligations to approximately 60,000 and $7.6 million, respectively, over the five-year term of the lease. We paid Cypress $3.2 million in fiscal 2010 to rent the building as well as other related services on the premises under a transition services agreement entered into at the time of Cypress’s distribution of our Class B common stock. We will not be renewing this lease and will be moving to new offices leased from an unaffiliated third party in May 2011. In addition, we paid Cypress $0.6 million in fiscal 2010 for certain electronic equipment located at our manufacturing facilities.

Tax Sharing Agreement.  On October 6, 2005, while a wholly-owned subsidiary of Cypress, we entered into a tax sharing agreement with Cypress providing for each party’s obligations concerning various tax liabilities. The tax sharing agreement is structured such that Cypress would pay all federal, state, local and foreign taxes that are calculated on a consolidated or combined basis while we were a member of Cypress’s consolidated or combined group for federal, state, local and foreign tax purposes. Our portion of tax liabilities or benefits was determined based upon our separate return tax liability as defined under the tax sharing agreement. These tax liabilities or benefits were based on a pro forma calculation as if we were filing a separate income tax return in each jurisdiction, rather than on a combined or consolidated basis, subject to adjustments as set forth in the tax sharing agreement.

On June 6, 2006, we ceased to be a member of Cypress’s consolidated group for federal income tax purposes and certain state income tax purposes. On September 29, 2008, we ceased to be a member of Cypress’s combined group for all state income tax purposes. To the extent that we become entitled to utilize on our separate tax returns portions of any tax credit or loss carryforwards existing as of such date, we will distribute to Cypress the tax effect, estimated to be 40% for federal and state income tax purposes, of the amount of such tax loss carryforwards so utilized, and the amount of any credit carryforwards so utilized. We will distribute these amounts to Cypress in cash or in our shares, at Cypress’s option. As of January 2, 2011, we have a potential liability of approximately $2.2 million that may be due under this arrangement. These amounts do not reflect potential adjustments for the effect of the restatement of our consolidated financial statements in fiscal 2009 and 2008. In fiscal 2010, we paid $0.7 million in cash to Cypress, all of which represents the state component.

We will continue to be jointly and severally liable for any tax liability during all periods in which we are deemed to be a member of the Cypress consolidated or combined group. Accordingly, although the tax sharing agreement allocates tax liabilities between Cypress and all its consolidated subsidiaries, for any period in which we were included in Cypress’s consolidated or combined group, we could be liable in the event that any federal or state tax liability was incurred, but not discharged, by any other member of the group.

We will continue to be jointly and severally liable with Cypress until the statute of limitations runs or all appeal options are exercised for all years where we joined in the filing of tax returns with Cypress. If Cypress experiences adjustments to their tax liability pursuant to tax examinations, we may incur an incremental liability.

We would also be liable to Cypress for taxes that might arise from the distribution, or “spin-off,” by Cypress of our Class B common stock to Cypress’s stockholders on September 29, 2008 (see Note 2 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011). In connection with Cypress’s spin-off of our Class B common stock, we entered into an amendment to the tax sharing agreement with Cypress on August 12, 2008, to address certain transactions that may affect the tax treatment of the spin-off and certain other matters (“Amended Tax Sharing Agreement”).

Subject to certain caveats, Cypress obtained a ruling from the Internal Revenue Service (“IRS”) to the effect that the distribution by Cypress of our Class B common stock to Cypress’s stockholders qualified as a tax-free distribution under Section 355 of the Internal Revenue Code (“Code”). Despite such ruling, the distribution may nonetheless be taxable to Cypress under Section 355(e) of the Code if 50% or more of the voting power or value of our stock was or is later acquired as part of a plan or series of related transactions that included the distribution of our stock. The Amended Tax Sharing Agreement requires us to indemnify Cypress for any liability incurred as a result of issuances or dispositions of our stock after the distribution, other than liability attributable to certain dispositions of our stock by Cypress, that cause Cypress’s distribution of shares of our stock to its stockholders to be taxable to Cypress under Section 355(e) of the Code.

In addition, under the Amended Tax Sharing Agreement, we are required to provide notice to Cypress of certain transactions that could give rise to our indemnification obligation relating to taxes resulting from the application of Section 355(e) of the Code or similar provisions of other applicable law to the spin-off as a result of one or more acquisitions, as described in the agreement. We are not required to indemnify Cypress for any taxes which would result solely from issuances and dispositions of our stock prior to the spin-off and any acquisition of our stock by Cypress after the spin-off.

Under the Amended Tax Sharing Agreement, we also agreed that, until October 29, 2010, we would not effect a conversion of any or all of our Class B common stock to Class A common stock or any similar recapitalization transaction or series of related transactions (a “Recapitalization”). In addition, we agreed that until October 29, 2010, we would not enter into or facilitate any other transaction resulting in an acquisition, as described in the agreement, of our stock without first obtaining the written consent of Cypress. As further detailed in the agreement, we were not required to obtain Cypress’s consent unless such transactions involved the acquisition for purposes of Section 355(e) of the Code after August 4, 2008 of more than 25% of our outstanding shares of common stock. In addition, the requirement to obtain Cypress’s consent did not apply to certain qualifying acquisitions of our stock, as defined in the Amended Tax Sharing Agreement.

We also agreed that we will not (i) effect a Recapitalization during the 36 month period following the spin-off without first obtaining a tax opinion from a nationally recognized tax counsel, in form and in substance reasonably satisfactory to Cypress, to the effect that such Recapitalization (either alone or when taken together with any other transaction or transactions) will not cause the spin-off to become taxable under Section 355(e), or (ii) seek any private ruling, including any supplemental private ruling, from the IRS with regard to the spin-off, or any transaction having any bearing on the tax treatment of the spin-off, without the prior written consent of Cypress.

In January 2010, Cypress was notified by the IRS that it intends to examine Cypress’s corporate income tax filings for the tax years ended in 2006, 2007 and 2008. We were included as part of Cypress’s federal consolidated group during part of 2006. As of January 2, 2011, Cypress has not notified us of any agreed notices of proposed adjustments to the tax liabilities. However, the IRS has not completed its examination and there can be no assurance that there will be no material adjustments upon completion of their review. Additionally, while years prior to fiscal 2006 for Cypress’s U.S. corporate tax return are not open for assessment, the IRS can adjust net operating loss and research and development carryovers that were generated in prior years and carried forward to fiscal 2006 and subsequent years. If the IRS sustains tax assessments against Cypress, we may be obligated to indemnify Cypress under the terms of the Amended Tax Sharing Agreement.

Private Company Investment.  On September 28, 2010, we made a $0.2 million investment in a private company that is controlled by Cypress located in the Philippines. In connection with the investment we entered into licensing, lease and facility service agreements. Under the lease and facility service agreements, the private company will lease space from us for a period of five years. Facility services will be provided by us over the term of the lease on a “cost-plus” basis. Payments received under the lease and facility service agreement totaled $0.7 million in fiscal 2010. As of January 2, 2011, $0.7 million remained due and receivable from the private company related to capital purchases made by us on its behalf. We will be required to provide additional financing of up to $4.9 million.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors serves as the representative of the Board of Directors with respect to its oversight of:

—	our accounting and financial reporting processes and the audit of our financial statements;

—	the integrity of our financial statements;

—	our internal controls;

—	our compliance with legal and regulatory requirements and efficacy of and compliance with our corporate policies;

—	the independent registered public accounting firm’s appointment, qualifications and independence; and

—	the performance of our internal audit function.

The Audit Committee also reviews the performance of our independent registered public accounting firm, PricewaterhouseCoopers LLP, in the annual audit of financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.

The Audit Committee provides the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board. The Audit Committee reviews our financial disclosures, and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for our fiscal year ended January 2, 2011 with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to our Board of Directors.

Our management has primary responsibility for preparing our financial statements and for our financial reporting process. In addition, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of our financial statements to generally accepted accounting principles, and on the effectiveness of our internal control over financial reporting.

The Audit Committee reports as follows:

(1) The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2010 with our management.

(2) The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(3) The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee regarding independence, and has discussed with PricewaterhouseCoopers LLP its independence, including whether PricewaterhouseCoopers LLP’s provision of non-audit services to us is compatible with its independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee (or its Chair pursuant to delegated authority) of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee (or its Chair pursuant to delegated authority) must approve the specific service before the independent registered public accounting firm is engaged to perform such services for us.

Based on the review and discussion referred to in items (1) through (3) above, the Audit Committee recommended to our Board of Directors, and the Board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011, as filed with the SEC.

The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

W. Steve Albrecht, Chair
Thomas R. McDaniel
Pat Wood III February 26, 2011

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors for fiscal 2010.

2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
W. Steve Albrecht	120,019	204,471	324,490
Betsy S. Atkins	71,269	204,471	275,740
Uwe-Ernst Bufe	55,018	184,472	239,490
Thomas R. McDaniel	85,029	219,971	305,000
T.J. Rodgers	17	278,963	278,980
Pat Wood III	90,019	204,471	294,490

(1)	The amounts reported in this column represent the aggregate cash retainers and payments for fractional shares received by the non-employee directors for 2010, but do not include amounts reimbursed to the non-employee directors for expenses incurred in attending Board and committee meetings. The amount set forth in this column for Mr. Rodgers reflects payments in respect of fractional shares. He received no cash retainers or other payments in respect of his service as a director.

(2)	The amounts reported in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (or FASB) ASC Topic 718 for restricted stock units granted to our non-employee directors in 2010, as further described below. Each non-employee director received the following grants of restricted stock units on the following dates with the following grant date fair values (please note that some amounts reported may not add up exactly due to rounding on an award-by-award basis):

Non-Employee Director	Grant Date	Restricted Stock Units (#)	Grant Date Fair Value ($)
W. Albrecht	05/03/2010 05/11/2010 08/11/2010 11/11/2010	2,348 2,924 4,842 4,252	39,775 44,708 59,992 59,996
B. Atkins	05/03/2010 05/11/2010 08/11/2010 11/11/2010	2,348 2,924 4,842 4,252	39,775 44,708 59,992 59,996
U. Bufe	05/03/2010 05/11/2010 08/11/2010 11/11/2010	2,053 2,597 4,439 3,897	34,778 39,708 54,999 54,987
T. McDaniel	05/03/2010 05/11/2010 08/11/2010 11/11/2010	3,246 3,597 4,439 3,897	54,987 54,998 54,999 54,987
T. Rodgers	05/03/2010 05/11/2010 08/11/2010 11/11/2010	2,778 3,722 7,062 6,201	47,059 56,909 87,498 87,496
P. Wood, III	05/03/2010 05/11/2010 08/11/2010 11/11/2010	2,348 2,924 4,842 4,252	39,775 44,708 59,992 59,996

(3)	As of January 2, 2011, the following non-employee directors held the following restricted stock units: Mr. Albrecht, 0; Ms. Atkins, 0; Dr. Bufe, 3,960; Mr. McDaniel, 5,280; Mr. Rodgers, 0; and Mr. Wood, 0. As of January 2, 2011, the following non-employee directors also held options for the following number of shares: Mr. Albrecht, 33,000; Ms. Atkins, 14,198; Dr. Bufe, 0; Mr. McDaniel, 0; Mr. Rodgers, 0; and Mr. Wood, 48,000.

Director Compensation Program

We pay each of our non-employee directors as follows:

—	an annual fee of $275,000 ($68,750 quarterly) for service on our Board (other than as Chairman of the Board);

—	an additional annual fee of $25,000 ($6,250 quarterly) for service as the chair of a Board committee (other than the Chairman of the Board);

—	an annual fee of $350,000 ($87,500 quarterly) to our Chairman of the Board for service on our Board and on Board committees; and

—	an additional annual fee of $15,000 ($3,750 quarterly) for the lead independent director.

These annual fees are prorated on a quarterly basis for any director that joins the Board during the year. All of the $15,000 additional fee payable to the lead independent director is paid in cash. All of the fees paid to the Chairman of the Board are paid in the form of restricted stock units. The other fees are paid on a quarterly basis 20% in cash on or about the date of the Board meeting in the second month of each quarter and 80% in the form of fully-vested restricted stock units on the 11th day in the second month of each quarter (or on the next trading day if such day is not a trading day). The restricted stock units are settled in shares of our common stock within seven days of the date of grant.

In April 2010, the Board of Directors reviewed and considered providing additional compensation for each of the Audit Committee members in recognition of the substantial time and effort dedicated by the members in conducting the independent investigation into certain accounting and finance reporting matters at our Philippines operations. As a result of this review and consideration, the Board of Directors approved one-time special cash fees of $60,000 for Mr. Albrecht, $30,000 for Mr. Wood, and $30,000 for Mr. McDaniel. Each of Messrs. Albrecht, Wood and McDaniel abstained from voting to approve his payment.

Ms. Atkins and Dr. Bufe each received the standard fees for their service on the Board during fiscal 2010, including Ms. Atkins’s additional fee as the lead independent director. Mr. Rodgers did not receive any cash compensation for his services on our Board of Directors (except for a minimal payment for fractional shares). We also reimbursed our non-employee directors for their travel expenses for attending our Board and committee meetings.

PROPOSAL TWO

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required under the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” we have adopted an executive compensation philosophy designed to deliver competitive total compensation to our executive officers upon the achievement of financial and strategic performance objectives. In order to implement that philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual executive officer pay actions that includes the analysis of competitive market data, a review of each executive officer’s role, performance assessments and consultation with the Compensation Committee’s independent compensation consultant. Please read the “Compensation Discussion and Analysis” beginning on page 28 and “Executive Compensation” beginning on page 38 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

2010 SunPower Performance.  We delivered to our stockholders strong financial and operational results for fiscal year 2010 despite the challenges the global economy and credit markets experienced during that period:

—	2010 GAAP revenue growth of 46% to $2.22 billion from $1.52 billion in 2009.

—	2010 GAAP operating income growth of 125% to $139 million from $62 million in 2009.

—	2010 GAAP earning per share (EPS) growth of 401% from 2009 to $1.75 per diluted share.

—	We successfully integrated our acquisition of SunRay Renewable Energy, which significantly contributed to recognizing revenue on more than 100 megawatts of power plants in Europe in 2010.

—	We added approximately 500 partners to our global dealer network in 2010, completing the year with 1,500 partners.

—	We entered into a joint venture to build a 1.4 gigawatt third solar cell fabrication facility in Malaysia, which commenced operations in 2010 and is producing yields ahead of plan.

—

We introduced significant technological innovations in 2010, including (1) the world’s first 24% conversion efficiency production solar cell as well as the first 20% efficiency solar panel, (2) the Oasis power plant in the United States and Europe which will reduce power plant balance of systems costs, and (3) significant progress on our low concentration photovoltaic system.

2010 Compensation Features.  Our compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals that the Compensation Committee establishes with the objective of increasing stockholder value. The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Among the program features incorporated by the Compensation Committee in fiscal year 2010 to implement the executive compensation philosophy stated above are the following:

—

Revenue, adjusted profit before tax, and corporate milestone performance targets determined the actual payouts under our performance-based cash bonus programs (specifically, the 2010 Semi-Annual Bonus Program and the 2010 Quarterly Bonus Program) for our named executive officers.

—

Long-term incentives in the form of time- and performance-based restricted stock units make up a large portion of each named executive officer’s compensation and are linked to the long-term performance of our stock. Restricted stock units generally vest over three years, and performance-based restricted stock units are earned only after the achievement of corporate performance targets, and also vest over a three-year period.

—	Earning performance-based restricted stock units depends on the achievement of revenue and adjusted profit before tax performance targets.

—

Individual performance was additionally measured each quarter based on each named executive officer’s achievement of his personal Key Initiatives, which support our corporate, strategic and operational milestones. An individual’s personal Key Initiative score would result in no award being payable under the 2010 Quarterly Bonus Program even if we achieved our corporate targets if the personal Key Initiative score was determined to be zero.

—

We made no or modest increases in base salaries for our named executive officers, except for Mr. Wenger, who received a 29% increase in his base salary to reflect the greater role of the Utility & Power Plant segment in our overall business, particularly after our March 2010 acquisition of SunRay Renewable Energy, a leading European solar power plant developer.

—

We did not pay any tax gross-ups in 2010, and our change in control severance agreements do not entitle our named executive officers to payment without termination of employment following a change in control.

Our strong financial and operational performance described above was the key factor in the compensation decisions and outcomes for fiscal year 2010, as further described in “Compensation Discussion and Analysis” and “Executive Compensation.” One of the core tenets of our executive compensation philosophy is our emphasis on performance pay. As highlighted in the Compensation Components chart in “Compensation Discussion and Analysis,” in fiscal 2010 a large portion of our named executive officers’ compensation (92% for our Chief Executive Officer and averaging 80% for our other named executive officers) was delivered in the form of semi-annual and quarterly bonus programs, as well as long-term equity incentives. In addition, pay levels have been lower in fiscal years in which the Company did not meet its target performance measures (such as in fiscal 2009) and pay levels have been higher in years in which Company performance was strong (such as in fiscal 2010). This track record reflects the performance-driven design of our executive compensation programs and is wholly consistent with our executive compensation philosophy.

The Compensation Committee believes that our executive compensation programs, executive officer pay levels and individual pay actions approved for our executive officers, including our named executive officers, are directly aligned with our executive compensation philosophy and fully support its goals. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Board of Directors recommends that our stockholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that, on an advisory basis, the compensation of SunPower’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions in SunPower’s proxy statement for the Annual Meeting, is hereby APPROVED.”

Vote Required

The non-binding advisory vote on named executive officer compensation requires the affirmative vote of the holders of a majority of our stock having voting power and present in person or represented by proxy and entitled to vote at the Annual Meeting. “Broker non-votes” and abstentions will not count as votes in favor of the advisory vote on executive compensation and abstentions, but not “broker non-votes,” will have the effect of votes against this proposal.

Although the say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board, our Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also requires us to ask our stockholders to vote, on an advisory (non-binding) basis, at the Annual Meeting on how frequently we should seek future advisory votes on the compensation of our named executive officers. In voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for SunPower. Our Board recommends that you vote for a three-year interval for future advisory votes on named executive officer compensation. Stockholders are not voting to approve or disapprove the Board’s recommendation for this proposal.

We believe that triennial frequency is appropriate for a number of reasons, including:

—

A triennial advisory vote on executive compensation is consistent with our long-term approach to executive compensation. While we regularly review executive compensation, with an in-depth review on an annual basis by our Compensation Committee, our programs and policies are designed to enhance long-term growth and performance, and incentivize our employees on a long-term basis. We encourage our stockholders to evaluate our executive compensation programs over a multi-year horizon.

—

A triennial advisory vote on executive compensation reflects the appropriate time frame for our Compensation Committee and our Board of Directors to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate the Compensation Committee’s actions in context.

—

Because the advisory vote on executive compensation will most likely occur after we have already implemented our executive compensation programs for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, we expect that, in certain cases, it may not be appropriate or feasible to fully address and respond to any particular advisory vote on named executive officer compensation by the time of the following year’s annual meeting of stockholders.

Our Board is aware of and took into account views that some have expressed in support of conducting an annual advisory vote on named executive officer compensation. We are aware that some stockholders believe that annual advisory votes will enhance or reinforce accountability. However, we have in the past been, and will in the future continue to be, proactively engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on named executive officer compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on our executive compensation programs. In addition, because our executive compensation programs have typically not changed materially from year-to-year and are designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on named executive officer compensation could lead to a short-term perspective inappropriately bearing on our executive compensation programs. Finally, although we believe that holding an advisory vote on named executive officer compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on named executive officer compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or you may abstain from voting on this proposal.

Vote Required

The non-binding advisory vote on the frequency of future advisory votes on named executive officer compensation requires the affirmative vote of the holders of a plurality of votes represented by the shares present in person or represented by proxy at a meeting at which a quorum is present. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the non-binding advisory vote on executive compensation that has been selected by stockholders. Therefore, neither “broker non-votes” nor abstentions will affect the outcome of the voting on this proposal.

Although this vote is advisory and therefore not binding on the Company, the Compensation Committee or our Board, our Board and our Compensation Committee value the opinions of our stockholders and will consider our stockholders’ vote in deciding how frequently we should seek future advisory votes on the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY THREE YEARS AS THE FREQUENCY WITH WHICH OUR STOCKHOLDERS WILL BE PROVIDED FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE OFFICERS

Certain information, as of March 22, 2011, regarding each of our executive officers is set forth below.

Name	Age	Position
Thomas H. Werner	51	President and Chief Executive Officer
Dennis V. Arriola	50	Executive Vice President, Chief Financial Officer
Howard J. Wenger	51	President, Utility & Power Plants
James S. Pape	50	President, Residential & Commercial
Marty T. Neese	48	Chief Operating Officer
Bruce R. Ledesma	43	Executive Vice President, General Counsel and Corporate Secretary
Douglas J. Richards	52	Executive Vice President, Human Resources and Corporate Services

Mr. Thomas H. Werner has served as our President and Chief Executive Officer since May 2010, and a member of our Board since June 2003. From June 2003 to April 2010, Mr. Werner served as our Chief Executive Officer. Prior to joining SunPower, from 2001 to 2003, he held the position of Chief Executive Officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corp., a network solutions company. He has also held a number of executive management positions at Oak Industries, Inc. and General Electric Co., and currently serves as a board member of Cree, Inc., Silver Spring Networks, and the Silicon Valley Leadership Group (as Chairman). Mr. Werner holds a bachelors degree in industrial engineering from the University of Wisconsin Madison, a bachelor’s degree in electrical engineering from Marquette University and a master’s degree in business administration from George Washington University.

Mr. Dennis V. Arriola has served as our Executive Vice President, Chief Financial Officer since April 2010. From November 2008 to March 2010, Mr. Arriola served as our Senior Vice President and Chief Financial Officer. From 2006 to November 2008, Mr. Arriola served as Senior Vice President and Chief Financial Officer of San Diego Gas & Electric and Southern California Gas Company, Sempra Energy’s California regulated utilities. From 2001 to 2006, Mr. Arriola served as Vice President of Communications and Investor Relations for Sempra Energy. From 1998 to 2001, he was Sempra’s Regional President and General Manager, South American Operations. From 1994 to 1998, he was Vice President and Treasurer for Pacific Enterprises/Southern California Gas Company. Mr. Arriola formerly served as a trustee for the Tomás Rivera Policy Institute in Los Angeles, and also as a member of the board of directors of the San Diego Symphony.

Mr. Howard J. Wenger has served as our President, Utility and Power Plants since January 2010, prior to which he served as our President, Global Business Units since August 2008. He served as our Senior Vice President, Global Business Units from February 2008 to August 2008, and as our Vice President, Global Business Units from January 2007 to February 2008. From 2003 to 2007, Mr. Wenger served as Executive Vice President and a member of the board of directors of PowerLight Corporation, a solar system integration company that we acquired in January 2007 and subsequently renamed SunPower Corporation, Systems. From 2000 to 2003, he was Vice President, North American Business of AstroPower Inc., a solar power manufacturer and system provider. From 1998 to 2000 Mr. Wenger was the Director, Grid-Connected Business, for AstroPower. From 1993 to 1998 Mr. Wenger co-founded and managed Pacific Energy Group, a solar power consulting firm, and from 1989 to 1993 Mr. Wenger worked for the Pacific Gas & Electric Company, a utility company in northern California, in both research and strategic planning of solar and distributed generation assets.

Mr. James S. Pape has served as our President, Residential and Commercial since January 2010. From 2008 to 2010, Mr. Pape served as Vice President and General Manager of Ingersoll Rand’s North America HVACR division. From 2004 to 2008, Mr. Pape served as Vice President and General Manager for North America at Trane Commercial Systems, where he was responsible for growing the company’s commercial business for both Trane and Hussmann Refrigeration, and their respective profit and loss activities. Mr. Pape also previously held executive positions at Johnson Controls and Bearing Inspection.

Mr. Marty T. Neese has served as our Chief Operating Officer since June 2008. From October 2007 to June 2008, Mr. Neese served as Executive Vice President, Worldwide Operations of Flextronics International Ltd., a manufacturing services company. From September 2004 to October 2007, Mr. Neese served in a variety of senior management positions at Solectron Corporation, a manufacturing services company, most recently as its Executive Vice President, Worldwide

Operations. From September 2000 to September 2004, Mr. Neese served in various management roles, most recently as Vice President, Program Management and Sales Operations of Sanmina-SCI, an EMS provider of end-to-end manufacturing solutions.

Mr. Bruce R. Ledesma has served as our Executive Vice President, General Counsel and Corporate Secretary since April 2010. From February 2007 to March 2010, Mr. Ledesma served as our General Counsel and Corporate Secretary. From 2005 to 2007 Mr. Ledesma served as General Counsel of PowerLight Corporation. From 2002 to 2004 Mr. Ledesma served as the Executive Vice President and General Counsel of Barra, Inc., a financial risk management company. From 2000 to 2002 Mr. Ledesma served as Vice President of Barra Ventures and, from 1998 to 2000, he was Barra’s Associate General Counsel. From 1993 to 1998, Mr. Ledesma practiced as a corporate attorney for Latham & Watkins LLP. Mr. Ledesma currently serves as Chairman of the Tahoe-Baikal Institute, a nonprofit organization.

Mr. Douglas J. Richards has served as our Executive Vice President, Human Resources and Corporate Services since April 2010. From September 2007 to March 2010, Mr. Richards served as our Vice President, Human Resources and Corporate Services. From 2006 to 2007, Mr. Richards was Vice President of Human Resources and Administration for SelectBuild, a construction services company and a wholly-owned subsidiary of BMHC, and from 2000 to 2006, Mr. Richards was Senior Vice President of Human Resources and Administration for BlueArc, a provider of high performance unified network storage systems to enterprise markets. Prior to BlueArc, Mr. Richards spent 10 years at Compaq Computer Corporation and 5 years at Apple Computer, Inc. in various management positions.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides a detailed review and analysis of our compensation policies and programs that applied to five of our executive officers during the fiscal year ended January 2, 2011. These five executive officers consisted of our Chief Executive Officer, our Chief Financial Officer, and the next three most highly compensated executive officers serving as of January 2, 2011. We refer to these five executive officers, whose names and titles are included in the following table, as our named executive officers:

Name	Title
Thomas H. Werner	President and Chief Executive Officer
Dennis V. Arriola	Executive Vice President, Chief Financial Officer
Howard J. Wenger	President, Utility & Power Plants
James S. Pape	President, Residential & Commercial
Marty T. Neese	Chief Operating Officer

Executive Summary

Our compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals that the Compensation Committee establishes with the objective of increasing stockholder value. We have adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and strategic performance objectives. The total compensation received by our named executive officers will vary based on corporate and individual performance, as measured against performance goals. Therefore, a significant portion of each named executive officer’s total pay is tied to Company performance.

We delivered to our stockholders strong financial and operational results for fiscal year 2010 despite the challenges the global economy and credit markets experienced during that period:

—	2010 GAAP revenue growth of 46% to $2.22 billion from $1.52 billion in 2009.

—	2010 GAAP operating income growth of 125% to $139 million from $62 million in 2009.

—	2010 GAAP EPS growth of 401% from 2009 to $1.75 per diluted share.

—	We successfully integrated our acquisition of SunRay Renewable Energy, which significantly contributed to recognizing revenue on more than 100 megawatts of power plants in Europe in 2010.

—	We added approximately 500 partners to our global dealer network in 2010, completing the year with 1,500 partners.

—	We entered into a joint venture to build a 1.4 gigawatt third solar cell fabrication facility in Malaysia, which commenced operations in 2010 and is producing yields ahead of plan.

—

We introduced significant technological innovations in 2010, including (1) the world’s first 24% conversion efficiency production solar cell as well as the first 20% efficiency solar panel, (2) the Oasis power plant in the United States and Europe which will reduce power plant balance of systems costs, and (3) significant progress on our low concentration photovoltaic system.

For fiscal 2010, our strong financial performance was the key factor in the compensation decisions and outcomes for the fiscal year. In fiscal 2010, the highlights of our executive officer compensation program were as follows:

—

Revenue, adjusted profit before tax, and corporate milestone performance targets determined the actual payouts under our performance-based cash bonus programs (specifically, the 2010 Semi-Annual Bonus Program and the 2010 Quarterly Bonus Program) for our named executive officers. Performance with respect to each of these performance targets exceeded the threshold and resulted in the payment of cash bonus awards. Performance thresholds and targets are further described below in “Executive Compensation — Non-Equity Incentive Plan Compensation.”

—

Long-term incentives in the form of time- and performance-based restricted stock units make up a large portion of each named executive officer’s compensation and are linked to the long-term performance of our stock. Restricted stock units generally vest over three years, and performance-based restricted stock units are earned only after the achievement of corporate performance targets, and also vest over a three-year period.

—

Earning performance-based restricted stock units depends on the achievement of revenue and adjusted profit before tax performance targets. Performance with respect to each of these performance targets exceeded the threshold and resulted in payment of equity awards. Performance thresholds and targets are further described below in “Executive Compensation — Equity Incentive Plan Compensation.”

—

Individual performance was additionally measured each quarter based on each named executive officer’s achievement of his personal Key Initiatives, which support our corporate, strategic and operational milestones. An individual’s personal Key Initiative score would result in no award being payable under the 2010 Quarterly Bonus Program even if we achieved our corporate targets if the personal Key Initiative score was determined to be zero.

—

We made no or modest increases in base salaries for our named executive officers, except for Mr. Wenger, who received a 29% increase in his base salary to reflect the greater role of the Utility & Power Plant segment in our overall business, particularly after our March 2010 acquisition of SunRay Renewable Energy, a leading European solar power plant developer.

—

We did not pay any tax gross-ups in 2010, and our change in control severance agreements do not entitle our named executive officers to payment without termination of employment following a change in control.

As a result of our outstanding financial and operational performance in fiscal 2010, we met the thresholds for each of our performance-based cash bonus programs, and our named executive officers earned their performance-based restricted stock unit awards. In fiscal 2010 a large portion of our named executive officers’ compensation (92% for our Chief Executive Officer and averaging 80% for our other named executive officers) was delivered in the form of semi-annual and quarterly bonus programs, as well as long-term equity incentives. Consistent with our compensation philosophy, comparing our achievements and the corresponding payments to our named executive officers in 2010 to 2009, pay levels have been lower in fiscal years in which the Company did not meet its target performance measures (such as in 2009) and pay levels have been higher in years in which Company performance was strong (such as in 2010).

The following discussion should be read together with the information we present in the compensation tables, the footnotes and narratives to those tables and the related disclosure appearing in “Executive Compensation” below.

General Philosophy and Objectives

For fiscal 2010, we continued to operate a compensation program designed primarily to reward our named executive officers for outstanding financial performance and achievement of corporate objectives consistent with increasing long-term stockholder value. Our compensation program continued to be based on the following primary goals:

—	aligning executive compensation with business objectives and performance;

—	enabling us to attract, retain and reward executive officers who contribute to our long-term success;

—	attracting and retaining the best people in the industry; and

—	providing additional long-term incentives to executives to work to maximize stockholder value.

In order to implement our philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual executive officer pay actions that includes the analysis of competitive market data, a review of each executive officer’s role, performance assessments and consultation with the Committee’s independent compensation consultant, as described below.

The Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific corporate and financial goals by rewarding our named executive officers when those goals are met or exceeded, with the ultimate objective of increasing stockholder value. In addition, the mix of base salary, performance-based cash awards and equity-based awards provides proper incentives without encouraging excessive risk taking. We believe that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Setting Process

The Compensation Committee is responsible for managing the compensation of our executive officers, including our named executive officers, in a manner consistent with our compensation philosophy. The Compensation Committee consists entirely of independent directors in accordance with applicable listing standards of the Nasdaq Global Select Market and Section 162(m) of the Internal Revenue Code. The Compensation Committee establishes our compensation philosophy and objectives, and annually reviews and, as necessary and appropriate, adjusts each named executive officer’s compensation. Consistent with its philosophy, the Compensation Committee offered our named executive officers total compensation opportunities above the 50th percentile of our peer group of companies (as further described below) during fiscal 2010. When determining appropriate compensation for the named executive officers, the Compensation Committee considered the advice of an independent compensation consultant, recommendations from management and internal compensation specialists, practices of companies within our peer group, Company performance, the Company’s business plan and individual performance. As part of this process, the compensation consultant prepared a competitive analysis of our compensation program and management presented its recommendations regarding base salary, time- and performance-based equity awards and performance targets under our 2010 Semi-Annual Bonus Program and 2010 Quarterly Bonus Program to the Compensation Committee for its review and consideration. The Compensation Committee accepts, rejects or accepts as modified management’s various recommendations regarding compensation for the named executive officers other than the Chief Executive Officer. The Compensation Committee also approves, after modification, management’s recommendations on various performance targets and milestones. The Compensation Committee met without the Chief Executive Officer when reviewing and establishing his compensation.

Compensation Consultant and Peer Group

For fiscal 2010, the Compensation Committee again directly engaged and retained Radford, a business unit of Aon Corporation and a compensation consulting firm, to identify and maintain a list of our peer group of companies. In 2009, the Compensation Committee, with the assistance of Radford, had established a peer group of semiconductor, technology and energy companies with annual revenues between $1 billion and $5 billion. This peer group also included companies identified by us as most closely matching our core business. In 2010, the Compensation Committee revised the peer group due to the Compensation Committee’s belief that the peer group should closely match our business, and be based on the current and anticipated growth that we have experienced and expect to experience. As a result of Radford’s review, our peer group in 2010 shifted based on the following factors: changes in the relative revenues and market capitalization of both SunPower and the peer companies; and developing business strategies for both SunPower and the peer companies.

The following factors were used in the selection process:

—	North American companies in the Cleantech Index;

—	At least 50% and no more than two times SunPower’s annual revenue; and

—

Companies that match other size and performance metrics: trailing 12 months revenue, number of employees, market capitalization per employee, ratio of market capitalization to revenue, revenue per employee, last fiscal year revenue and net income, and market capitalization.

The Compensation Committee believes our new peer group closely matches our core business. The companies included in our peer group for fiscal 2010 are listed below:

—    Advanced Micro Devices, Inc.

—    Altera Corporation

—    Analog Devices, Inc.

—    Baldor Electric Company

—    Energizer Holdings, Inc.

—    Fairchild Semiconductor International, Inc.

—    First Solar, Inc.

—    FLIR Systems, Inc.

—    JDS Uniphase Corporation

—    Juniper Networks, Inc.

—    KLA-Tencor Corporation

—    MEMC Electronic Materials, Inc.

—    National Semiconductor Corporation

—    ON Semiconductor Corporation

—    Polycom, Inc.

—    Quanta Services, Inc.

—    Roper Industries, Inc.

—    Varian Semiconductor Equipment Associates, Inc.

—    Waters Corporation

—    Xilinx, Inc.

With respect to each company in our peer group, Radford provided compensation data including base salaries, cash bonus awards as a percentage of base salaries, total cash compensation, and equity awards. In 2010, Radford also advised the Compensation Committee in connection with evaluating our compensation practices, developing and implementing our executive compensation program and philosophy, establishing total compensation targets, and setting specific compensation components to reach the determined total compensation targets. We also participated in the Radford Global Technology Survey. Radford did not provide any services to the Company other than advising the Compensation Committee on executive compensation issues.

Benchmarking

In making its key compensation decisions for the named executive officers for fiscal 2010, the Compensation Committee consciously benchmarked each named executive officer’s total compensation to the compensation of individuals in comparative positions at companies in the peer group based on information that management obtained from public filings supplemented by data Radford provided from surveys. In general, the Compensation Committee initially established base salaries at or below the 50th percentile of the peer group, and both performance-based cash bonus awards and long-term time- and performance-based equity awards generally at or above the 50th percentile of the peer group. The Compensation Committee provided a considerably greater proportion of our named executive officers’ total compensation in the form of variable, “at risk” pay than that provided by our peers, and gave our named executive officers an opportunity to earn more than their counterparts through strong and targeted performance. In establishing incentive opportunities, the Compensation Committee focused on corporate performance so that if our corporate performance was achieved at target levels, the Compensation Committee expected that our named executive officers’ pay would be above the 50th percentile levels. Our Chief Executive Officer’s base salary was set at approximately the 25th percentile for fiscal 2010, while his performance-based cash bonus targets and performance-based equity award target were set above the 50th percentile, if performance targets were exceeded. The Compensation Committee viewed benchmarking as just the beginning, and not the end, of its discussion regarding our named executive officers’ pay opportunities for fiscal 2010, and looked to individual performance in certain circumstances to establish pay opportunities either above or below the initial benchmarks, as further described below. The Compensation Committee believes that this strongly links our named executive officers’ pay to their and our performance, and best aligns our named executive officers’ compensation interests with the interests of our stockholders.

2010 Compensation Components

For fiscal 2010, the Compensation Committee allocated total compensation among various pay elements consisting of base salary, performance-based cash bonus awards, time-based equity awards, performance-based equity awards, and perquisites and other compensation. The table below provides an overview of each element of compensation and is followed by a further discussion and analysis of the specific decisions that we made for each element for fiscal 2010:

Compensation Component	Objective and Basis	Form	Practice
Base salary	Fixed compensation that is set at a competitive level for each position to reward demonstrated experience and skills.	Cash	Competitive market ranges are generally established at or below the 50th percentile.
Performance-based cash bonus awards	Quarterly and semi-annual incentives that drive Company performance and align executives’ interests with stockholders’ interests.	Cash	Target incentives are set as a percentage of base salary and are based on benchmarking at or above the 50th percentile. Actual payment is calculated based on achievement of corporate and individual goals.
Time-based equity awards	Long-term incentive that aligns executives’ interests with stockholders’ interests, helps retain executives through long-term vesting periods and provides an avenue for potential wealth accumulation.	Restricted stock units	Equity awards in total are based on benchmarking generally approximating the 75th percentile, specific performance achievements and Company retention goals.
Performance-based equity awards	Long-term incentive that drives Company performance and aligns executives’ interests with stockholders’ interests, helps retain executives through long-term vesting periods and provides an avenue for potential wealth accumulation.	Performance stock units	Equity awards in total are based on benchmarking generally approximating the 75th percentile and Company performance objectives. Actual payment is calculated based on achievement of corporate goals.
Perquisites and other compensation	Sparingly offered, and primarily in the form of customary relocation packages designed to allow new hires to focus on their new responsibilities with the Company.	Various	Named executive officers are eligible to participate in health and welfare benefits and 401(k) matching available to all employees. Mr. Pape received a relocation benefit in 2010. Named executive officers are parties to employment agreements and the Management Career Transition Plan that provides for certain severance benefits.

The relative proportion of each element for fiscal 2010 was based on the Compensation Committee’s comparison of compensation that we offered our executive officers against compensation offered by peer group companies to their executive officers, the tax and accounting consequences of certain types of equity compensation, and a desire to allocate a higher proportion of total compensation to performance-based and equity incentive awards.

The composition of the components of compensation of the named executive officers for 2010 is set forth below. This composition is consistent with our philosophy of aligning our named executive officers’ interests with those of our stockholders by tying a significant portion of their total compensation to corporate performance goals and providing long-term incentives in the form of equity awards.

2010 Compensation Components

Analysis of Fiscal 2010 Compensation Decisions

Base Salary.  For fiscal 2010, with the exception of Mr. Wenger, we made no, or modest, increases in base salaries for our named executive officers after evaluating competitive market compensation paid by companies in our competitive peer group for similar positions. We believe that base salaries for executive officers should be initially targeted at or below the 50th percentile of the range of salaries for executive officers in similar positions and with similar responsibilities at comparable companies. This initial benchmarking is in line with our compensation philosophy, which in part is to help us best attract, retain and equitably reward our executives. Mr. Wenger received a 29% increase in his base salary to reflect the greater role of the Utility & Power Plant segment in our overall business, especially after our acquisition of SunRay Renewable Energy, a leading European solar power plant developer. Mr. Wenger’s base salary after the increase is at approximately the 50% percentile.

The table below sets forth the salaries in effect in fiscal 2010 compared to the salaries in effect in fiscal 2009 for each of our named executive officers:

Name	2009 Base Salary(1)	2010 Base Salary(2)	% Increase
Thomas H. Werner	$360,000	$360,000	0.0%
Dennis V. Arriola	$425,000	$440,000	3.5%
Howard J. Wenger	$310,000	$400,000	29.0%
James S. Pape(3)	n/a	$400,000	n/a
Marty T. Neese	$400,000	$415,000	3.8%
(1)	These amounts represent 2009 base salaries after April 1, 2009.
(2)	These amounts represent 2010 base salaries after April 1, 2010.
(3)	Mr. Pape joined the Company in January 2010 and his salary was effective upon the commencement of his employment.

Our Compensation Committee approves the employee salary for our Chief Executive Officer, and that of each named executive officer below the Chief Executive Officer level. For those below the Chief Executive Officer level our Compensation Committee takes into account the Chief Executive Officer’s recommendation. The Compensation Committee reviews base salaries annually, and adjusts base salaries from time to time to realign salaries with market levels, based on the information provided by Radford, after taking into account an individual’s prior performance, experience, criticality of position and expected future performance. Based on information presented to our Compensation Committee by Radford regarding market ranges for salaries at peer group companies, we determined that our named executive officers’ 2010 base salaries, other than the Chief Executive Officer’s base salary, were established at approximately the 50th percentile of our peer group of companies. We determined that the Chief Executive Officer’s base salary was established at the 25th percentile and used performance-based compensation elements to set his total compensation target at above the 50th percentile. In 2009, the Compensation Committee decided to make no adjustments to base salaries for the named executive officers for 2009 primarily due to poor general economic conditions. After the changes to base salary made in 2010, we believe that we compensated our named executive officers equitably in 2010 when compared to our peers.

Performance-Based Cash Bonus Awards.  Rather than maintain a discretionary cash bonus program for our named executive officers, we operated two performance-based cash bonus programs during fiscal 2010. The first program is our Annual Executive Bonus Plan, under which we adopted programs to be effective for the first and last six-month fiscal periods of 2010. We refer to these two programs together as our 2010 Semi-Annual Bonus Program. The second plan is our Executive Quarterly Key Initiative Bonus Plan, which is effective quarterly on an ongoing basis and which for 2010 we refer to as our 2010 Quarterly Bonus Program. These programs allow us to provide performance-based cash bonus awards that align executive compensation with corporate and financial objectives and performance.

While we set base salaries for our executive officers at or below the 50th percentile (at the 25th percentile for our Chief Executive Officer), we relied on performance-based cash bonus awards to elevate target total cash compensation to or above the 50th percentile in order to promote a variable, performance-oriented total compensation philosophy. For our Chief Executive Officer, target total cash compensation is above the 50th percentile if performance targets are exceeded. For each named executive officer, an overall target bonus opportunity was established at or above the 50th percentile through our benchmarking process. We allocated two-thirds of each individual’s aggregate annual target cash bonus awards under the 2010 Semi-Annual Bonus Program and one-third under the 2010 Quarterly Bonus Program. Our Compensation Committee approved the individual bonus program incentive level for our Chief Executive Officer and for each named executive officer below the Chief Executive Officer level. The table below summarizes the total target payout, including awards under the 2010 Semi-Annual Bonus Program and the 2010 Quarterly Bonus Program, as a percentage of annual base salary, for each named executive officer during fiscal 2009 and fiscal 2010. The target payouts under the 2010 Semi-Annual Bonus Program were effective as of the beginning of the first and last six-month periods in fiscal 2010 while the target payouts under the 2010 Quarterly Bonus Program were effective as of the beginning of the quarter following approval by the Compensation Committee. The Compensation Committee made no adjustments to total target payout for any named executive officer during 2010.

Name	2009 Total Target Payout (including Semi- Annual and Quarterly Programs) as Percentage of Annual Salary	2010 Total Target Payout (including Semi- Annual and Quarterly Programs) as Percentage of Annual Salary	2010 Quarterly Bonus Program Target Payout as Percentage of Annual Salary	2010 Semi-Annual Bonus Program Target Payout as Percentage of Annual Salary
Thomas H. Werner	200%	200%	67%	133%
Dennis V. Arriola(1)	70%	80%	27%	53%
Howard J. Wenger	80%	80%	27%	53%
James S. Pape	n/a	80%	27%	53%
Marty T. Neese	80%	80%	27%	53%
(1)	Mr. Arriola’s target percentage increased for fiscal 2010 compared to fiscal 2009 to align the percentage with the other named executive officers.

Both the 2010 Semi-Annual Bonus Program and the 2010 Quarterly Bonus Program are formula driven, and the formulas are used to calculate actual bonus payments for each named executive officer. See “Executive Compensation — Non-Equity Incentive Plan Compensation” below for more information about these formulas.

Payments to our named executive officers under our 2010 Semi-Annual Bonus Program required our achieving semi-annual revenue and semi-annual adjusted profit before tax targets. The targets are set on the basis of the operating plan approved by the Board of Directors at the beginning of the measurement period. The operating plan is based on our history of growth and expectations regarding our future growth, as well as potential challenges in achieving such growth. The performance targets were established to be challenging to achieve for our named executive officers. For example, in 2009, due to the challenging economic environment, we did not achieve the corporate threshold performance in the first half of 2009 and no bonuses were paid. Due to our strong financial performance in 2010, we achieved between 97% and 135% of target performance under these goals for 2010, and therefore bonus amounts were earned by our named executive officers. Such bonus amounts are reflected in the “2010 Total Non-Equity Incentive Plan Compensation” table below.

Payments to our named executive officers under our 2010 Quarterly Bonus Program required our achieving quarterly adjusted profit before tax targets and corporate milestones, as well as each individual achieving personal milestones that we refer to as the personal Key Initiatives. The Compensation Committee approved our quarterly adjusted profit before tax targets at the beginning of each fiscal quarter. If the threshold adjusted profit before tax and threshold corporate milestones were achieved, then bonus payouts were determined based on each named executive officer’s achievement of between six and 15 personal Key Initiatives established for the quarter.

We incorporate a “management by objective” system throughout our organization to establish performance goals that are in addition to our financial goals. Management establishes five-year corporate milestones, and then derives from them annual corporate milestones and quarterly corporate milestones. Each milestone is reviewed, revised and approved, and subsequently the scores reviewed and approved, by our Board. In addition, each named executive officer established quarterly personal Key Initiatives approved by the Chief Executive Officer that are in line with each quarter’s corporate milestones. Quarterly corporate milestones in 2010 included sensitive business objectives applicable to our entire company focusing on confidential booking targets, cost targets, major customer transactions, research & development projects, manufacturing plans, customer satisfaction, process enhancements, and personnel development and training. For 2010, personal Key Initiative objectives included executing on financing strategies, sale of major projects, achieving liquidity objectives, achieving production output and quality goals, cost targets, supply strategies, confidential booking targets, customer experience and branding, margin management and organizational effectiveness, among others. The Chief Executive Officer’s Key Initiatives consisted solely of the quarterly corporate milestones that our Board of Directors approved after discussion with the Chief Executive Officer. These corporate milestones and personal objectives are typically challenging in nature and designed to encourage the individual to achieve success in his or her position during the performance period. To provide context, in 2009, we achieved an average of 80.3% on our corporate milestones, and an average of 82.5% on the personal Key Initiatives for our 2009 named executive officers. In the fourth fiscal quarter of 2008 and first fiscal quarter of 2009, we failed to meet the thresholds for payment under the quarterly bonus program.

The adjusted profit before tax goals were exceeded each quarter of 2010. The quarterly corporate milestone scores ranged from 85% to 100% and averaged 95% for the four quarters of 2010. The personal Key Initiative scores for the named executive officers ranged from 66% to 100%, and averaged 87% for the four quarters of 2010. Due to our strong corporate performance in 2010, each named executive officer achieved greater than threshold performance in each quarter of 2010 under the 2010 Quarterly Bonus Plan. Actual payments were determined based on each individual’s attainment of personal Key Initiatives. Bonus amounts are reflected in the following table:

2010 Total Non-Equity Incentive Plan Compensation

	2010 Quarterly Bonus Plan Compensation				First Half 2010 Semi- Annual Bonus Program Compensation Payout ($)	Second Half 2010 Semi- Annual Bonus Program Compensation Payout ($)	Total Non-Equity Incentive Plan Compensation ($)
	Q1 Payout ($)	Q2 Payout ($)	Q3 Payout ($)	Q4 Payout ($)
Thomas H. Werner	72,150	72,281	64,050	75,000	283,680	296,940	864,101
Dennis V. Arriola	28,875	33,642	33,000	36,667	138,688	145,171	416,043
Howard J. Wenger	32,233	25,667	28,633	30,067	126,080	131,973	374,653
James S. Pape	23,333	22,000	26,667	24,467	105,067	131,973	333,507
Marty T. Neese	27,667	29,396	30,433	31,125	130,808	136,922	386,351

Time-Based and Performance-Based Equity Awards.  Our Compensation Committee believes that long-term Company performance is best achieved by an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards. Our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, as amended, or 2005 equity plan, permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards. Consistent with our goal to attract, retain and reward the best available talent, and in light of our setting our total direct compensation above the 50th percentile of our peer group, we targeted long-term equity awards generally approximating the 75th percentile of our peer group through our benchmarking process. The Compensation Committee then allocated long-term equity awards between time-based and performance-based restricted stock units. Time-based restricted stock units provide a more effective retention tool while performance-based restricted stock units provide a stronger performance driver. The Compensation Committee determined the mix that is the most appropriate for each named executive officer given each person’s roles and responsibilities and our corporate strategies.

Awards granted and earned in 2010 were as follows:

Name	Time-Based Restricted Stock Units	Performance- Based Restricted Stock Units (Target)	Performance- Based Restricted Stock Units Earned		Recognition Restricted Stock Units
Thomas H. Werner	100,000	100,000	122,750		0
Dennis V. Arriola	50,000	50,000	61,375		20,000
Howard J. Wenger	70,000	25,000	30,688		15,000
James S. Pape(1)	60,000	0	n/a		0
Marty T. Neese	40,000	140,000	60,400	(2)	0
(1)	Mr. Pape did not receive a performance-based restricted stock unit grant in fiscal 2010 because he joined us in January 2010.
(2)	Target of 90,000 restricted stock units may be earned in fiscal 2011-2013 based on performance in those years.

Time-based equity awards were used in 2010 as a retention tool and to align our named executive officers’ interests with long-term stockholder value creation. In connection with our annual review of executive officer compensation, we awarded restricted stock units to named executive officers in 2010, which awards vest in three equal installments over a three-year period beginning on March 1, 2011. In addition, the Compensation Committee made two time-based restricted stock awards in recognition of specific individual achievements: the first to Mr. Arriola for his performance in connection with the Audit Committee accounting investigation and restatement of our financial results for prior periods, and the second to Mr. Wenger for his leadership in completing the acquisition of SunRay Renewable Energy. One-third of the recognition awards vested immediately, and the remaining thirds will vest on May 3, 2011 and May 3, 2012.

Performance-based equity awards in the form of performance-based restricted stock units were used as incentive compensation during 2010 to align our named executive officers’ compensation with corporate performance. In connection with our annual review of executive officer compensation, the Compensation Committee approved revenue and adjusted profit before tax targets, and a formula under which actual awards would be calculated after completion of the 2010 fiscal year. See “Executive Compensation — Equity Incentive Plan Compensation” below for more information about the formula. Awards were assessed at the end of the fiscal year based on our attainment of the revenue and adjusted profit before tax targets for the year.

These performance metrics were selected on the basis of the operating plan approved by the Board of Directors after considering our history of growth and expectations regarding our future growth, as well as potential challenges in achieving such growth. The targets were intended to constitute a challenging goal, without certainty of achievement; for example, based on actual results compared to the 2009 performance targets, our named executive officers did not earn any performance-based restricted stock units for 2009 performance. Based on our strong financial performance in 2010, our named executive officers achieved 91% of our revenue target and 128% of our adjusted profit before tax target. Therefore, the performance-based restricted stock units began vesting in three equal annual installments, subject to continued service, starting March 1, 2011.

In addition to 40,000 restricted stock units granted to Mr. Neese under the performance-based equity award program described above, our Compensation Committee granted 100,000 additional performance-based restricted stock units to Mr. Neese in August 2010. Manufacturing cost reduction is a key strategic initiative for us, and Mr. Neese, as our Chief Operating Officer, has primary responsibility for achieving the cost reduction roadmap. The Compensation Committee considered this award to appropriately align Mr. Neese’s compensation with the achievement of our corporate cost reduction goals. These restricted stock units will be earned if we achieve certain solar module cost per-watt targets approved by the Compensation Committee as measured at the end of each of fiscal 2010, fiscal 2011, fiscal 2012 and fiscal 2013. These cost per-watt targets were, and will in future years be, selected from our annual operating plan. In 2010, our target module cost per-watt was $1.79, and we achieved better than target by achieving a lower module cost per-watt, or 97% of target, and Mr. Neese earned 11,300 restricted stock units, which all vested on March 1, 2011.

Perquisites and Other Compensation.  As in prior years, perquisites were not a material portion of our named executive officers’ compensation packages for 2010. We provided certain perquisites and other health and welfare and retirement benefits, such as health, vision, and life insurance coverage and participation in and matching contributions under our 401(k) defined contribution plan, which are generally available to all employees. For 2010, Mr. Pape received a significantly greater amount of perquisites and personal benefits from us than the other named executive officers due to his relocation to the San Francisco Bay area in connection with his hiring at the beginning of the year. We agreed to provide Mr. Pape with these relocation benefits, without a tax gross-up, as part of his December 2009 offer letter, including 6 months of temporary housing, assistance in selling his Long Beach, California home, up to $200,000 of compensation for loss on the sale of his home, and reimbursement of certain costs in purchasing a new home. The Compensation Committee sought to aid Mr. Pape and his family during their move, and wanted to ensure that Mr. Pape was not unnecessarily distracted by commuting while he and his family attempted to sell their home in a very weak housing market. For more information about these arrangements and benefits, see footnote four to the “2010 Summary Compensation Table” below.

Pension Benefits.  None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation.  None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment and Severance Arrangements

During fiscal 2010, we were party to employment agreements with our named executive officers that provided change of control arrangements. The change in control arrangements generally entitle each named executive officer to certain calculated payments tied to base salary and bonus targets and accelerated vesting of his or her outstanding equity awards, but only upon an actual or constructive termination of employment in connection with a change of control of the Company. The Chief Executive Officer, however, also receives limited accelerated vesting of outstanding equity awards if terminated without cause or if he resigns for good reason without a change of control having occurred. These arrangements were adopted to reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change in control, and to enable and encourage management to focus attention on obtaining the best possible outcome for our stockholders without being influenced by personal concerns regarding the possible impact of various transactions on job security and benefits.

We also maintain a Management Career Transition Plan, or severance plan, that entitles our named executive officers and other key employees to certain calculated payments tied to base salary and bonus targets if employment termination occurs without a change of control. This severance plan does not entitle any of the plan participants to accelerated vesting of outstanding equity awards.

The Compensation Committee continues to believe that the change in control agreements and severance plan provide benefits that are consistent with industry practice. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain excellent executive talent. Without these provisions, these executives may not have chosen to accept employment with us or remain employed by us. The severance arrangements also promote stability and continuity in our senior management team. For more information about the named executive officers’ change in control arrangements and the severance plan, please see “Executive Compensation — Employment Agreements” and “Executive Compensation — Potential Payments Upon Termination or Change of Control” below.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

Under Section 162(m) of the Code, we are generally denied deductions for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers to the extent the compensation for any such individual exceeds one million dollars for the taxable year, unless the compensation qualifies as “performance-based compensation” under Section 162(m) of the Code. Our Compensation Committee intends to preserve the deductibility of compensation payable to our executives, although deductibility will be only one among a number of factors considered in determining appropriate levels or methods of compensation.

Other Disclosures

Under our insider trading policy, our executive officers, directors and employees are prohibited from engaging in short sales of our securities, establishing margin accounts or buying or selling options, puts or calls on Company securities.

We do not maintain any equity or other security ownership guidelines or requirements for our executives. We do not have a policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments are reduced.

EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The 2010 Summary Compensation Table below quantifies the compensation for each of the named executive officers for services rendered during fiscal 2010 and, as applicable, fiscal 2009 and fiscal 2008. The primary elements of each named executive officer’s total compensation during 2010 are reported in the table below and include base salary, performance-based cash bonuses under our 2010 Semi-Annual Bonus Program and 2010 Quarterly Bonus Program, awards of restricted stock units subject to time-based vesting, and awards of performance-based restricted stock units subject to achievement of financial targets and subsequent time-based vesting.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas H. Werner,	2010	360,006	--	3,388,000	--	864,101	16,766	4,628,873
President and Chief Executive Officer	2009	360,006	--	3,470,000	--	380,700	16,283	4,226,989
	2008	362,466	--	4,631,977	--	678,915	9,307	5,682,665

Dennis V. Arriola,	2010	436,365	--	2,032,800	--	416,043	11,169	2,896,377
Executive Vice President, Chief Financial Officer	2009	425,000	--	173,500	--	159,237	1,416,461	2,174,198
	2008	57,212	300,000	1,236,000	735,583	--	12,686	2,341,481

Howard J. Wenger,	2010	378,193	--	1,762,400	--	374,653	2,540	2,517,786
President, Utility & Power Plants	2009	310,003	--	1,041,000	--	127,968	2,998	1,481,969
	2008	285,969	--	945,800	--	186,600	5,332	1,423,701

James S. Pape President, Residential & Commercial	2010	375,385	300,000	1,016,400	--	333,507	271,122	2,296,414

Marty T. Neese,	2010	413,673	--	2,645,200	--	386,351	12,648	3,457,872
Chief Operating Officer	2009	400,000	--	520,500	--	176,400	12,446	1,109,346

(1)	The amounts reported in this column for 2010 reflect each named executive officer’s salary for 2010 plus payments for paid and unpaid time off and holidays.

(2)	The amounts reported in the “Stock Awards” column for 2010 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year (time-based and performance-based restricted stock units), excluding the effect of certain forfeiture assumptions. For the performance-based restricted stock units reported in this column for 2010, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of the performance-based restricted stock units awards would be: Mr. Werner, $2,541,000; Mr. Arriola, $1,270,500; Mr. Wenger, $483,750; Mr. Pape, $0 (Mr. Pape did not receive a performance-based restricted stock award in 2010); and Mr. Neese, $2,564,400. See Note 15 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011 for details as to the assumptions used to determine the aggregate grant date fair value of these awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011.

(3)	The amounts reported in this column for 2010 reflect the amounts earned under our 2010 Semi-Annual Bonus Program and our 2010 Quarterly Bonus Program. Additional information about non-equity incentive plan compensation earned during fiscal 2010 is set forth above in the supplemental “2010 Total Non-Equity Incentive Plan Compensation” table in our “Compensation Discussion and Analysis.”

(4)	The amounts reported in this column for 2010 as “All Other Compensation” consist of the elements summarized in the table below. For Mr. Pape, “Relocation” consists of relocation payments or benefits to which he is entitled of an aggregate of $257,001, including up to $200,000 as compensation for the loss on the sale of his home as agreed to in his offer letter.

Name	Health Benefits ($)	Group Life Insurance ($)	401(k) Match ($)	Relocation ($)	Total ($)
Thomas H. Werner	14,964	302	1,500	--	16,766
Dennis V. Arriola	10,812	357	--	--	11,169
Howard J. Wenger	780	260	1,500	--	2,540
James S. Pape	13,813	308	--	257,001	271,122
Marty T. Neese	10,812	336	1,500	--	12,648

Grants of Plan-Based Awards

During 2010, our named executive officers were granted plan-based restricted stock units and performance stock units under our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, as amended, or the 2005 equity plan. They also were granted cash bonus awards under our 2010 Semi-Annual Bonus Program and our 2010 Quarterly Bonus Program. The following table sets forth information regarding the stock awards and cash bonus awards granted to each named executive officer during 2010.

2010 Grants of Plan-Based Awards Table

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible or Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas H. Werner	--	(3)	--	480,000	720,000	--	--	--	--	--
	--	(4)	--	240,000	300,000	--	--	--	--	--
	5/3/10	(5)	--	--	--	--	100,000	150,000	--	1,694,000
	5/3/10	(6)	--	--	--	--	--	--	100,000	1,694,000

Dennis V. Arriola	--	(3)	--	234,667	352,000	--	--	--	--	--
	--	(4)	--	117,333	146,667	--	--	--	--	--
	5/3/10	(5)	--	--	--	--	50,000	75,000	--	847,000
	5/3/10	(6)	--	--	--	--	--	--	50,000	847,000
	5/3/10	(7)	--	--	--	--	--	--	20,000	338,800

Howard J. Wenger	--	(3)	--	213,333	320,000	--	--	--	--	--
	--	(4)	--	106,667	133,333	--	--	--	--	--
	5/3/10	(6)	--	--	--	--	--	--	70,000	1,185,800
	5/3/10	(7)	--	--	--	--	--	--	15,000	254,100
	8/5/10	(8)	--	--	--	--	25,000	37,500	--	322,500

James S. Pape	--	(3)	--	213,333	320,000	--	--	--	--	--
	--	(4)	--	106,667	133,333	--	--	--	--	--
	5/3/10	(6)	--	--	--	--	--	--	60,000	1,016,400

Marty T. Neese	--	(3)	--	221,333	332,000	--	--	--	--	--
	--	(4)	--	110,667	138,333	--	--	--	--	--
	5/3/10	(5)	--	--	--	--	40,000	60,000	--	677,600
	5/3/10	(6)	--	--	--	--	--	--	40,000	677,600
	8/5/10	(9)	--	--	--	--	100,000	120,000	--	1,290,000

(1)	Additional information about estimated possible payouts under non-equity incentive plan awards is set forth below in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Table.”

(2)	The amounts reported in these columns represent performance-based restricted stock units. The Compensation Committee approved the awards on May 3, 2010 and August 5, 2010. The grant date fair value of these awards is reported based on the probable outcome of the applicable performance conditions and is consistent with the estimate of aggregate compensation cost, if any, expected to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

(3)	Consists of an award under our 2010 Semi-Annual Bonus Program. Achievement of certain performance metrics could reduce payouts to zero when applied to the applicable formula, as further described below. As a result, threshold payouts were inapplicable for each named executive officer.

(4)	Consists of an award under our 2010 Quarterly Bonus Program. Achievement of certain performance metrics could reduce payouts to zero when applied to the applicable formula, as further described below. As a result, threshold payouts were inapplicable for each named executive officer.

(5)	Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2005 equity plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 150% of target. The closing price of our Class A common stock was $16.94 on May 3, 2010. Actual awards were determined in the first quarter of 2011 and are described in “Equity Incentive Plan Compensation” below. The earned award vests ratably on March 1, 2011, March 1, 2012 and March 1, 2013.

(6)	Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2005 equity plan. The award vests ratably on March 1, 2011, March 1, 2012 and March 1, 2013. The closing price of our Class A common stock was $16.94 on May 3, 2010.

(7)	Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2005 equity plan. One-third of the award vested upon grant, one-third vests on May 3, 2011 and the remaining one-third vests on May 3, 2012. The closing price of our Class A common stock was $16.94 on May 3, 2010.

(8)	Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2005 equity plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 150% of target. The closing price of our Class A common stock was $12.90 on August 5, 2010. The actual award was determined in the first quarter of 2011 and is described in “Equity Incentive Plan Compensation” below. The earned award vests ratably on March 1, 2011, March 1, 2012 and March 1, 2013.

(9)	Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2005 equity plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 120% of target. The closing price of our Class A common stock was $12.90 on August 5, 2010. Performance is measured in four tranches as of each fiscal year end from 2010 to 2013. If earned, each applicable tranche vests on March 1, 2011 (10,000 shares), March 1, 2012 (30,000 shares), March 1, 2013 (30,000 shares) and March 1, 2014 (30,000 shares). The actual award for the first tranche was determined in the first quarter of 2011 and is described in “Equity Incentive Plan Compensation” below.

Non-Equity Incentive Plan Compensation

During fiscal 2010, our named executive officers were eligible for cash bonus payments under two bonus plans. The first plan was our Annual Executive Bonus Plan, under which we adopted our 2010 Semi-Annual Bonus Program. The second plan was our Executive Quarterly Key Initiative Bonus Plan, under which we adopted our 2010 Quarterly Bonus Program. The supplemental table below entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Table” provides additional information about each named executive officer’s target and maximum payout opportunities under both the 2010 Annual Bonus Program and the 2010 Quarterly Bonus Program. Under the terms of both bonus plans, failure to achieve certain corporate or individual metrics could have resulted in zero payouts for a given period. The table entitled “2010 Total Non-Equity Incentive Plan Compensation” above in “Compensation Discussion and Analysis” details the actual payouts awarded under the two bonus plans to each named executive officer for fiscal 2010.

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Table

Name	2010 Quarterly Bonus Program Target Each Quarter ($)	2010 Quarterly Bonus Program Maximum Each Quarter ($)	2010 Semi-Annual Bonus Program Target Each Six Months ($)	2010 Semi-Annual Bonus Program Maximum Each Six Months ($)
Thomas H. Werner	60,000	75,000	240,000	360,000
Dennis V. Arriola	29,333	36,667	117,333	176,000
Howard J. Wenger	26,667	33,333	106,667	160,000
James S. Pape	26,667	33,333	106,667	160,000
Marty T. Neese	27,667	34,583	110,666	166,000

2010 Semi-Annual Bonus Program.  Awards under the 2010 Semi-Annual Bonus Program were formula-driven. At the beginning of each of the first and last six-month periods in fiscal 2010, which were the performance periods under the 2010

Semi-Annual Bonus Program, the Compensation Committee approved two performance metrics: (1) a semi-annual revenue target and (2) a semi-annual adjusted profit before tax target. Our adjusted profit before tax target is our profit before tax adjusted for items such as asset write-downs, acceleration of amortization of debt issuance costs, stock-based compensation charges, purchase-accounting related charges, any extraordinary non-recurring items, and related tax effects associated with the items described above. Each named executive officer would earn 50% of his target bonus under the 2010 Semi-Annual Bonus Program upon the achievement of the revenue target, and another 50% of his target bonus upon the achievement of the adjusted profit before tax target. Maximum payment under the program was 150% of target, since we wanted to encourage our named executive officers to exceed the performance targets. Payment for each target is determined based on the percentage of performance target that was achieved, as follows:

Percentage of Performance Target Achieved	Payment of Bonus as Percentage of Target Bonus
Under 80%	No bonus paid
80%	80% of target bonus (minimum payment for minimum achievement)
81% - 100%	Add 1% for every 1% achieved to 100% payment
Over 100%	Add 2.5% for every 1% achieved over 100%
Over 120%	150% of target bonus (maximum payment)

The performance targets, set at the beginning of the first and last six-month periods in fiscal 2010, were assessed at the end of such six-month periods. Based on our actual results for the first and last the six-month periods in fiscal 2010, bonuses were earned and paid to our named executive officers.

	Revenue Target	Revenue Achievement	Payment as % of Target Payment	Adjusted Profit Before Tax Target	Adjusted Profit Before Tax Achievement	Payment as % of Target Payment
First Six Months of 2010	$728.9 million	$738.4 million	103%	$19.0 million	$21.4 million	133%
Last Six Months of 2010	$1,526.6 million	$1,487.7 million	97%	$143.9 million	$193.6 million	150%

2010 Quarterly Bonus Program.  Awards under the 2010 Quarterly Bonus Program were also formula-driven. At the beginning of each fiscal quarter during 2010, the Compensation Committee approved corporate performance metrics, consisting of (1) an adjusted profit before tax target and (2) a set of corporate milestones representing key initiatives that would support our corporate business plan. The adjusted profit before tax target was adjusted similar to the adjustments made under the 2010 Semi-Annual Bonus Program. Also at the beginning of each fiscal quarter, each named executive officer was responsible for establishing personal metrics, subject to approval by the Chief Executive Officer, representing personal Key Initiatives that would support the corporate milestones. These three metrics were then incorporated into the plan’s formula. An individual’s personal Key Initiative score could result in no award being payable even if we achieved our profit before tax target and our corporate milestones in the event that the personal Key Initiative score was determined to be zero. The Chief Executive Officer’s Key Initiatives consisted solely of the corporate milestones that Board of Directors established after discussion with the Chief Executive Officer. If threshold corporate milestones were achieved and we exceeded our adjusted profit before tax target, bonus payments could exceed 100% of target, up to a maximum payment of 125% (based on adjusted profit before tax), depending on achievement of personal Key Initiatives.

Payments under the 2010 Quarterly Bonus Program were made as follows:

Achievement of Adjusted Profit Before Tax Target	Achievement of Corporate Milestones	Payment
Under 80%		No payment
Over 80%	Under 60%	No payment
Over 80%	Over 60% but under 80%	50% payment Payment = “2010 quarterly salary” multiplied by “target bonus (%)” multiplied by “personal Key Initiative score” multiplied by 50%
Over 80%	Over 80%	100% payment Payment = “2010 quarterly salary” multiplied by “target bonus (%)” multiplied by “personal Key Initiative score”
Over 100%	Over 80%

Greater than 100% payment

Payment = “2010 quarterly salary” multiplied by “target bonus (%)” multiplied by “personal Key Initiative score” multiplied by adjusted profit before tax achievement (up to a maximum of 125%)

The performance targets, set at the beginning of each quarter in fiscal 2010, were assessed at the end of such quarter. Our adjusted profit before tax targets for each quarter of 2010 were $1.2 million for the first quarter, $6.0 million for the second quarter, $14.1 million for the third quarter and $125.0 million for the fourth quarter. Actual results for these quarters were $5.9 million, $15.5 million, $24.2 million and $168.8 million, respectively. Our 2010 corporate milestones are kept confidential for competitive harm reasons, and they consisted of financial targets, cost targets, major customer transactions, research & development projects, manufacturing plans, customer satisfaction, process enhancements, and personnel development and training. The quarterly corporate milestone scores were 96%, 96%, 85% and 100% for each quarter in 2010. The combined personal Key Initiative scores for the named executive officers ranged from 66% to 100%, and averaged 87% for the four quarters of 2010.

Our business is subject to industry-specific seasonal fluctuations. Sales have historically reflected these seasonal trends with the largest percentage of total revenues realized during the last two calendar quarters of a fiscal year. Therefore, our quarterly financial targets reflect the trend of higher revenues and earnings in the last two calendar quarters of a fiscal year.

Equity Incentive Plan Compensation

In addition to time-based restricted stock awards, to further align executive compensation with maximizing stockholder value, our Compensation Committee granted to our named executive officers certain performance-based equity awards, consisting of restricted stock units, or RSUs, that would be released and begin time-based vesting only upon achievement of certain corporate objectives. Due to our Audit Committee’s independent investigation into certain accounting and financial reporting matters at our Philippines operations and the related restatement of certain prior period financial statements, our Compensation Committee met in May 2010 instead of the beginning of 2010 to approve two performance measures: (1) a revenue target and (2) an adjusted profit before tax target, each based on our operating plan approved by the Board of Directors for the last three quarters of 2010. The measurement period covered the last three quarters of 2010 in order to preserve the Section 162(m) deductibility of payments. The adjusted profit before tax target is adjusted similar to the adjustments made under the 2010 Semi-Annual Bonus Program. Each eligible named executive officer would earn 50% of his target performance-based RSUs upon the achievement of the revenue target, and another 50% of his target performance-based RSUs upon the achievement of the adjusted profit before tax target. Payment for each target was determined based on the percentage of performance target that was achieved, as follows:

Percentage of Performance Target Achieved	Grant of RSUs as Percentage of Target RSUs
Under 80%	No RSUs granted
80%	90% of target RSUs (minimum award for minimum achievement)
81% - 100%	Add 0.5% for every 1% achieved to 100% payment
Over 100%	Add 2.5% for every 1% achieved over 100%
Over 120%	150% of target RSUs (maximum award)

Performance-based restricted stock units vest, if at all, in three equal annual installments, subject to continued service after achievement of the performance measures, starting in March 1, 2011. In connection with our 2010 performance-based equity awards, we achieved 91% of our revenue target (which was $2,046.9 million), and 128% of our adjusted profit before tax target (which was $163.1 million). Four named executive officers were eligible for these performance-based RSU grants, and their targets and earned RSUs are described above in “Compensation Discussion and Analysis — Analysis of 2010 Compensation Decisions — Time-Based and Performance-Based Equity Awards.” Mr. Pape was not eligible for a performance-based RSU grant since he joined the Company in January 2010.

In August 2010, our Compensation Committee granted additional performance-based RSUs to Mr. Neese and approved performance measures based on solar module cost per watt targets to be achieved by us measured at the end of each of fiscal 2010, fiscal 2011, fiscal 2012 and fiscal 2013 (for fiscal 2012 and 2013, the targets will be as defined in the annual operating plan). If Mr. Neese achieves the target module cost per watt for each year, 10,000 shares would vest on March 1, 2011, 30,000 shares would vest on March 1, 2012, 30,000 shares would vest on March 1, 2013, and 30,000 shares would vest on March 1, 2014. The maximum award that may be earned is 120% of target, since we wanted to encourage Mr. Neese to exceed the cost reduction targets. Award is determined based on the percentage of performance target that is achieved, as follows:

Percentage of Performance Target Achieved	Grant of RSUs as Percentage of Target RSUs
Over 105%	No RSUs granted
105%	80% of target RSUs (minimum award for minimum achievement)
104% to 96%	Pro rated grant of target RSUs (100% achievement will earn 100% of target RSUs)
95% or under	120% of target RSUs (maximum award)

In 2010, our target module cost per-watt was $1.79, and we achieved better than target by achieving a lower module cost per-watt, or 97% of target, and Mr. Neese earned 11,300 restricted stock units, which all vested on March 1, 2011.

In addition, we made two time-based restricted stock awards in recognition of specific individual achievements in 2010: the first, 20,000 shares to Mr. Arriola for his performance in connection with the Audit Committee accounting investigation and restatement of our financial results for prior periods, and the second, 15,000 shares to Mr. Wenger for his leadership in completing the acquisition of SunRay Renewable Energy. One-third of the recognition awards vested immediately, and the remaining two-thirds will vest in equal installments on May 3, 2011 and May 3, 2012.

Employment Agreements

We have entered into employment agreements and award agreements under our equity plans with certain of our executive officers, including our named executive officers, and we have adopted a severance policy entitled the Management Career Transition Plan. Unless otherwise provided by our plan administrator, the award agreement, the employment agreement or the Management Career Transition Plan, upon termination of a participant’s employment or service with us, the participant will forfeit any outstanding equity awards except that a participant will have 90 days following termination of employment or service to exercise any then-vested options or stock appreciation rights (one year if termination of employment or service is a result of the participant’s disability or death). Additionally, certain of our executive officers are entitled to receive certain payments from us or our affiliates in the event of certain change of control or termination events.

Employment Agreements. We are party to employment agreements with several executive officers, including the named executive officers. The employment agreements superseded prior agreements of a similar nature. Each employment agreement provides that the executive’s employment is “at-will” and may be terminated at any time by either party. Each employment agreement generally provides for a three-year term that will automatically renew unless we provide notice of our intent not to renew at least 120 days prior to the renewal date. The agreements do not specify salary, bonus or other basic compensation terms, but instead provide that each executive’s base salary, annual bonus and equity compensation will be determined in accordance with our normal practices. Instead, the primary purpose of the agreements is to provide certain severance benefits for employment terminations in connection with a change of control (as defined in the agreement). In the event an executive’s employment is terminated by us without cause (as defined in the agreement), or if the executive resigns for good reason (as defined in the agreement), and if such termination or resignation is in connection with a change of control, then the agreements also provide that the executive is entitled to the following benefits:

—	a lump-sum payment equivalent to 24 months (or 36 months in Mr. Werner’s case) of such executive’s base salary;

—	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;

—	a lump-sum payment equal to the product of (a) such executive’s target bonus for the then current fiscal year, multiplied by (b) two (or three in Mr. Werner’s case);

—	continuation of such executive’s and such executive’s eligible dependents’ coverage under our benefit plans for up to 24 months (or 36 months in Mr. Werner’s case), at our expense;

—	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off;

—	reimbursement of up to $15,000 for services of an outplacement firm mutually acceptable to us and the executive; and

—	annual make-up payments for taxes incurred by the executive in connection with benefit plans’ coverage.

In addition, if we terminate an executive’s employment without cause or if the executive resigns for good reason, and if such termination or resignation is in connection with a change of control, then the agreements also provide the following benefits to the individual:

—

all of such executive’s unvested options, shares of restricted stock and restricted stock units (including performance-based restricted stock units) will become fully vested and (as applicable) exercisable as of the termination date and remain exercisable for the time period otherwise applicable to such equity awards following such termination date; and

—

all provisions regarding forfeiture, restrictions on transfer, and our rights of repurchase, in each case otherwise applicable to shares of restricted stock or restricted stock units shall lapse as of the termination date.

In addition, Mr. Werner’s agreement provides for such accelerated vesting and lapsing of provisions regarding forfeiture, restrictions on transfer and our rights of repurchase upon termination of employment without cause or resignation for good reason, regardless of whether such termination is in connection with a change of control; provided, however, that absent a change of control, no such accelerated vesting or lapsing shall apply to Mr. Werner’s performance-based equity awards.

Mr. Arriola’s agreement incorporates his October 2008 offer letter, including his relocation benefits. Mr. Arriola’s offer letter provides that he will receive an annual salary of $425,000 and will be eligible for a target bonus equal to 70% of his base salary, depending on both corporate and individual performance. In addition, Mr. Arriola received a signing bonus of $300,000. As part of his relocation benefits, we provided Mr. Arriola up to 12 months of temporary housing (not to exceed $80,000), assistance in selling his San Diego, California home, including up to $650,000 of compensation for loss on the sale of his home (subject to pro rata repayment to us if he is terminated for cause or voluntarily terminates his employment (unless for good reason) for two years after commencing employment, which period has lapsed), reimbursement of certain costs in purchasing a new home and a gross-up for tax obligations, all in 2008 and 2009.

Mr. Pape’s agreement incorporates his December 2009 offer letter, including his relocation benefits. Mr. Pape’s offer letter provides that he will receive an annual salary of $400,000 and will be eligible for a target bonus equal to 80% of his base salary, depending on both corporate and individual performance. In addition, Mr. Pape received a signing bonus of $300,000, which is subject to pro rata repayment to us if he is terminated for cause or voluntarily terminates his employment (unless for good reason) for 24 months after commencing employment. As part of his relocation benefits, we provided Mr. Pape up to 6 months of temporary housing (not to exceed $40,000), assistance in selling his Long Beach, California home, including up to $200,000 of compensation for loss on the sale of his home (also subject to pro rata repayment to us if he is terminated for cause or voluntarily terminates his employment (unless for good reason) for 24 months after commencing employment), and reimbursement of certain costs in purchasing a new home.

Under the employment agreements, “cause” means the occurrence of any of the following, as determined by the Company in good faith:

—	acts or omissions constituting gross negligence or willful misconduct on the part of the executive with respect to the executive’s obligations or otherwise relating to our business,

—	the executive’s conviction of, or plea of guilty or nolo contendere to, crimes involving fraud, misappropriation or embezzlement, or a felony crime of moral turpitude,

—

the executive’s violation or breach of any fiduciary duty (whether or not involving personal profit) to us, except to the extent that his violation or breach was reasonably based on the advice of our outside counsel, or willful violation of any of our published policies governing the conduct of it executives or other employees, or

—	the executive’s violation or breach of any contractual duty to us which duty is material to the performance of the executive’s duties or results in material damage to us or our business;

provided that if any of the foregoing events is capable of being cured, we will provide notice to the executive describing the nature of such event and the executive will thereafter have 30 days to cure such event.

In addition, under the employment agreements, “good reason” means the occurrence of any of the following without the executive’s express prior written consent:

—	a material reduction in the executive’s position or duties,

—	a material breach of the employment agreement,

—

a material reduction in the executive’s aggregate target compensation, including the executive’s base salary and target bonus on a combined basis, excluding a reduction that is applied to substantially all of our other senior executives; provided, however, that for purposes of this clause, whether a reduction in target bonus has occurred shall be determined without any regard to any actual bonus payments made to the executive, or

—	a relocation of the executive’s primary place of business for the performance of his duties to us to a location that is more than 45 miles from our current business location.

The executive shall be considered to have “good reason” under the employment agreement only if, no later than 90 days following an event otherwise constituting “good reason” under the employment agreement, the executive gives notice to us of the occurrence of such event and we fail to cure the event within 30 days following its receipt of such notice from the executive, and the executive terminates service within 24 months following a change of control.

If any of the severance payments, accelerated vesting and lapsing of restrictions would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.

Prior to receiving the benefits described in the employment agreements, the executive will be required to sign a separation agreement and release of claims. In addition, the benefits will be conditioned upon the executive not soliciting employees or customers for one year following the termination date. Mr. Werner’s agreement also provides that, if his termination without cause or resignation for good reason is not in connection with a change of control, his severance benefits will be conditioned upon a non-competition arrangement lasting one year following employment termination.

These arrangements were adopted to reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change in control, and to enable and encourage management to focus attention on obtaining the best possible outcome for our stockholders without being influenced by personal concerns regarding the possible impact of various transactions on job security and benefits.

Management Career Transition Plan.  We have implemented the Management Career Transition Plan, which is our severance plan and addresses severance for employment terminations not in connection with a change of control. Participants in the severance plan include the Chief Executive Officer and those employees who have been employed by us for at least six months and report directly to him (including our named executive officers), as well as other key employees who are recommended for participation by the Chief Executive Officer. Under the terms of the severance plan, Mr. Werner and the executives reporting to him will be eligible for the benefits following a termination of employment because of death or disability (as defined in the severance plan), or by us without cause (as defined in the severance plan), or resignation for good reason (as defined in the severance plan), so long as such termination or resignation is not in connection with a change of control (as defined in the severance plan). Such benefits include, except in the case of death or disability:

—	a lump-sum payment equivalent to 12 months (or 24 months in Mr. Werner’s case) of such executive’s base salary;

—	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;

—

a lump-sum payment equal to the pro rata portion of such executive’s actual bonus for the then current fiscal year, based on the amount of time between the start of the fiscal year and the termination date;

—	continuation of such executive’s and such executive’s eligible dependents’ coverage under our benefit plans for up to 12 months (or 24 months in Mr. Werner’s case), at our expense;

—	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off; and

—	annual make-up payments for taxes incurred by the executive in connection with benefit plans’ coverage.

In the case of death or disability, such benefits include a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off.

If any of the severance plan’s severance payments would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.

Businesses in our industry face a number of risks, including the risk of being acquired in the future. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain excellent executive talent. Without these provisions, these executives may not have chosen to accept employment with us or remain employed by us. The severance arrangements also promote stability and continuity in our senior management team.

Outstanding Equity Awards

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of January 2, 2011.

Outstanding Equity Awards At 2010 Fiscal Year-End Table

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas H. Werner	06/17/04(2)	178,343	0	3.30	06/17/2014	--	--	--	--
	03/17/05(2)	250,000	0	3.30	03/17/2015	--	--	--	--
	01/31/08(3)	--	--	--	--	5,551	71,219	-	--
	05/08/08(4)	--	--	--	--	14,878	190,885	--	--
	02/11/09(5)	--	--	--	--	33,334	427,675	--	--
	05/03/10(6)	--	--	--	--	--	--	100,000	1,283,000
	05/03/10(7)	--	--	--	--	100,000	1,283,000	--	--

Dennis V. Arriola	11/12/08(8)	25,000	25,000	24.72	11/12/2018	--	--	--	--
	11/12/08(9)	--	--	--	--	16,668	213,850	--	--
	02/11/09(5)	--	--	--	--	1,667	21,388	--	--
	05/03/10(6)	--	--	--	--	--	--	50,000	641,500
	05/03/10(7)	--	--	--	--	50,000	641,500	--	--
	05/03/10(10)	--	--	--	--	13,334	171,075	--	--

Howard J. Wenger	02/25/04(11)	8,125	0	1.77	02/25/2014	--	--	--	--
	12/07/04(11)	26,637	0	1.77	12/07/2014	--	--	--	--
	12/07/04(12)	1	0	1.77	12/07/2014	--	--	--	--
	02/08/07(13)	--	--	--	--	18,644	239,203	--	--
	01/31/08(3)	--	--	--	--	1,334	17,115	--	--
	05/08/08(4)	--	--	--	--	3,569	45,790	--	--
	02/11/09(5)	--	--	--	--	10,000	128,300	--	--
	05/03/10(7)	--	--	--	--	70,000	898,100	--	--
	05/03/10(10)	--	--	--	--	10,000	128,300	--	--
	08/05/10(14)	--	--	--	--	--	--	25,000	320,750

James S. Pape	05/03/10(7)	--	--	--	--	60,000	769,800	--	--

Marty T. Neese	07/02/08(15)	50,000	50,000	62.82	07/02/2018	--	--	--	--
	07/02/08(16)	--	--	--	--	16,668	213,850	--	--
	02/11/09(5)	--	--	--	--	5,000	64,150	--	--
	05/03/10(6)	--	--	--	--	--	--	40,000	513,200
	05/03/10(7)	--	--	--	--	40,000	513,200	--	--
	08/05/10(17)	--	--	--	--	--	--	100,000	1,283,000

(1)	The closing price of our Class A common stock on December 31, 2010 (last business day of fiscal 2010) was $12.83.

(2)	Each of these options has a ten-year term, vests over a five-year period of employment from the date of grant, with a one-year initial cliff vesting period and monthly vesting thereafter, and has an exercise price equal to the market value on grant date.

(3)	Each of these awards of restricted stock units vested in three equal installments on each of January 31, 2009, January 31, 2010 and January 31, 2011.

(4)	On January 31, 2008, each named executive officer was awarded a number of performance-based restricted stock units (PSUs) within a preset range, with the actual number contingent upon the achievement of certain performance criteria. Our Compensation Committee confirmed achievement of the performance criteria on January 29, 2009 and, based on that assessment, determined the number of eligible PSUs, which then vested in three equal installments on each of January 31, 2009, January 31, 2010 and January 31, 2011.

(5)	Each of these awards of restricted stock units vests in three equal installments on each of February 11, 2010, February 11, 2011 and February 11, 2012 subject to continued service to the Company.

(6)	On May 3, 2010, the named executive officer was awarded a number of performance-based restricted stock units (PSUs) within a preset range, with the actual number contingent the achievement of certain performance criteria. The actual award was determined in the first quarter of 2011 and described in “Equity Incentive Plan Compensation” above. The award earned vests ratably on March 1, 2011, March 1, 2012 and March 1, 2013 subject to continued service to the Company.

(7)	Each of these awards of restricted stock units vests in three equal installments on each of March 1, 2011, March 1, 2012 and March 1, 2013 subject to continued service to the Company.

(8)	This option has a ten-year term and vests in equal annual installments over a four-year period on each of November 12, 2009, November 12, 2010, November 12, 2011 and November 12, 2012 subject to continued service to the Company.

(9)	This award of restricted stock units vests in equal annual installments over a three-year period on each of November 12, 2009, November 12, 2010 and November 12, 2011 subject to continued service to the Company.

(10)	One third of these awards of restricted stock units were vested at grant, and the remaining two thirds vests annually in equal installments on each of May 3, 2011 and May 3, 2012 subject to continued service to the Company.

(11)	These options have a ten-year term, were fully vested, and have an exercise price equal to the market value on grant date.

(12)	This option has a ten-year term and was fully vested, and has an exercise price equal to the market value on grant date.

(13)	Each of these awards of restricted stock vests in four equal installments on each of January 10, 2008, January 10, 2009, January 10, 2010, and January 10, 2011 subject to continued service to the Company.

(14)	On August 5, 2010, the named executive officer was awarded a number of performance-based restricted stock units (PSUs) within a preset range, with the actual number contingent the achievement of certain performance criteria. The actual award was determined in the first quarter of 2011 and described in “Equity Incentive Plan Compensation” above. The award earned vests ratably on March 1, 2011, March 1, 2012 and March 1, 2013 subject to continued service to the Company.

(15)	This option has a ten-year term and vests in equal annual installments over a four-year period on each of July 2, 2009, July 2, 2010, July 2, 2011 and July 2, 2012 subject to continued service to the Company.

(16)	This award of restricted stock units vests in equal annual installments over a three-year period on each of July 2, 2009, July 2, 2010 and July 2, 2011 subject to continued service to the Company.

(17)	On August 5, 2010, the named executive officer was awarded a number of performance-based restricted stock units (PSUs) within a preset range, with the actual number contingent the achievement of certain performance criteria. Performance is measured in four tranches as of each fiscal year end from 2010 to 2013. If earned at target, each applicable tranche vests on each of March 1, 2011 (10,000 shares), March 1, 2012 (30,000 shares), March 1, 2013 (30,000 shares) and March 1, 2014 (30,000 shares). The actual award for the first tranche was determined in the first quarter of 2011 and described in “Equity Incentive Plan Compensation” above.

The following table sets forth the number of shares acquired pursuant to the exercise of options or the vesting of stock awards by our named executive officers during 2010 and the aggregate dollar amount realized by our named executive officers upon such events.

2010 Option Exercises and Stock Vested Table

Named Executive Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas H. Werner	103,457	1,154,121	75,640	1,638,237
Dennis V. Arriola	--	--	41,531	617,861
Howard J. Wenger	--	--	33,547	769,753
James S. Pape	--	--	--	--
Marty T. Neese	--	--	40,882	592,512

(1)	The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option, multiplied by the number of shares purchased.

(2)	The aggregate dollar value realized upon the vesting of a stock award represents the fair market value of the underlying shares on the vesting date multiplied by the number of shares vested.

Potential Payments Upon Termination or Change of Control

Tabular Disclosure of Termination Payments.  The following tables summarize the estimated payments that would have been made on January 2, 2011 to our named executive officers upon certain termination events consisting of:

—	termination with cause or voluntary resignation;

—	involuntary termination without cause or voluntary resignation for good reason in connection with a change of control;

—	involuntary termination without cause or voluntarily resignation for good reason not in connection with a change of control;

—	retirement; or

—	discontinued service due to death or disability,

as described in their respective employment agreements, and under the Management Career Transition Plan, assuming each such event had occurred on January 2, 2011. The dollar value identified with respect to each type of equity award is based on each officer’s holdings as of January 2, 2011 and the $12.83 per share closing price for our Class A common stock on December 31, 2010, the last trading day of our fiscal year ended January 2, 2011. For more information on each officer’s outstanding equity awards as of January 2, 2011, please see the Outstanding Equity Awards At 2010 Fiscal-Year End Table above. Such figures do not reflect unpaid regular salary, nor the impact of certain provisions of the employment agreements that provide that, in the event any payments under the employment agreements would constitute parachute payments under Section 280G of the Internal Revenue Code or be subject to the excise tax of Section 4999 of the Internal Revenue Code, then such payments should be either delivered in full or reduced to result in no portion being subject to such tax provisions and still yield the greatest payment to the individual on an after tax basis.

Termination Payments Table

Name	Termination Scenario	Continued Salary($)	Bonus and Accelerated Non-Equity Incentive Plan($)	Accelerated Restricted Stock($)	Accelerated Restricted Stock Units($)	Continued Medical Benefits($)	Outplace- ment Services($)	Accrued PTO($)	Total($)
T. Werner	Termination with cause or voluntary resignation without good reason	--	--	--	--	--	--	38,770	38,770
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	1,080,000	2,531,940	--	3,255,779	57,809	15,000	38,770	6,979,298
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	720,000	371,940	--	1,972,779	38,539	--	38,770	3,142,028
	Retirement	--	--	--	--	--	--	38,770	38,770
	Death or disability	--	--	--	--	--	--	38,770	38,770
D. Arriola	Termination with cause or voluntary resignation without good reason	--	--	--	--	--	--	9,471	9,471
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	880,000	885,838	--	1,689,313	28,109	15,000	9,471	3,507,731
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	440,000	181,838	--	--	14,054	--	9,471	645,363
	Retirement	--	--	--	--	--	--	9,471	9,471
	Death or disability	--	--	--	--	--	--	9,471	9,471
H. Wenger	Termination with cause or voluntary resignation without good reason	--	--	--	--	--	--	28,581	28,581
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	800,000	802,040	239,203	1,538,355	--	15,000	28,581	3,423,179
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	400,000	162,040	--	--	--	--	28,581	590,621
	Retirement	--	--	--	--	--	--	28,581	28,581
	Death or disability	--	--	--	--	--	--	28,581	28,581

Name	Termination Scenario	Continued Salary($)	Bonus and Accelerated Non-Equity Incentive Plan($)	Accelerated Restricted Stock($)	Accelerated Restricted Stock Units($)	Continued Medical Benefits($)	Outplace- ment Services($)	Accrued PTO($)	Total($)
J. Pape	Termination with cause or voluntary resignation without good reason	--	--	--	--	--	--	10,977	10,977
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	800,000	796,440	--	769,800	40,645	15,000	10,977	2,432,862
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	400,000	156,440	--	--	20,323	--	10,977	587,740
	Retirement	--	--	--	--	--	--	10,977	10,977
	Death or disability	--	--	--	--	--	--	10,977	10,977
M. Neese	Termination with cause or voluntary resignation without good reason	--	--	--	--	--	--	22,929	22,929
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	830,000	832,047	--	2,587,400	27,647	15,000	22,929	4,315,023
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	415,000	168,047	--	--	13,824	--	22,929	619,800
	Retirement	--	--	--	--	--	--	22,929	22,929
	Death or disability	--	--	--	--	--	--	22,929	22,929

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our definitive proxy statement on Schedule 14A for our 2011 Annual Meeting, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011, each as filed with the SEC.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Betsy S. Atkins, Chair

Uwe-Ernst Bufe

Thomas R. McDaniel

February 28, 2011

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our Class A and Class B common stock as of March 9, 2011, except as described below, by:

—	each of our directors and director nominees;

—

our Chief Executive Officer, our Chief Financial Officer and each of the three most highly compensated individuals who served as our other executive officers at fiscal year-end, whom we collectively identify as our “named executive officers”;

—	our directors, director nominees and executive officers as a group; and

—

each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of any class of our common stock.

Applicable beneficial ownership percentages listed below are based on 56,840,767 shares of Class A common stock and 42,033,287 shares of Class B common stock outstanding as of March 9, 2011. The business address for each of our directors and executive officers is our corporate headquarters at 3939 North First Street, San Jose, California 95134.

	Shares Beneficially Owned(1)				% Total Voting Power(2)
	Class A Common Stock		Class B Common Stock
Directors, Director Nominees and Named Executive Officers	Shares	%	Shares	%
W. Steve Albrecht(3)	63,095	*	904	*	*
Dennis V. Arriola(4)	79,745	*	35,000	*	*
Betsy S. Atkins(5)	16,738	*	--	--	*
Uwe-Ernst Bufe	18,122	*	--	--	*
Thomas R. McDaniel(6)	31,987	*	--	--	*
Marty T. Neese(7)	79,652	*	222	*	*
James S. Pape	12,565	*	--	--	*
T.J. Rodgers	62,829	*	236,978	*	*
Howard J. Wenger(8)	103,379	*	--	--	*
Thomas H. Werner(9)	694,570	1.2	--	--	*
Pat Wood III(10)	58,989	*	--	--	*
All Current Directors, Director Nominees and Executive Officers as a Group (13 persons)(11)	1,261,519	2.2	273,104	*	*
Other Persons
Aletheia Research and Management, Inc.(12) 100 Wilshire Blvd., Suite 1960 Santa Monica, CA 90401	5,868,243	10.3	--	--	1.5
Artis Capital Management, L.P. Artis Capital Management, Inc. Stuart L. Peterson(13) One Market Plaza, Steuart Street Tower, Suite 2700 San Francisco, CA 94105	--	--	3,382,829	8.0	6.9
BlackRock, Inc.(14) 40 East 52nd Street New York, NY 10022	3,630,838	6.4	--	--	*
Norges Bank (The Central Bank of Norway)(15) Bankplassen 2 P.O. Box 1179 Sentrum NO 0107 Oslo / Norway	2,839,146	5.0	--	--	*
RCM Capital Management, LLC(16) RCM U.S. Holdings LLC 555 Mission Street, 17th Floor San Francisco, CA 94105	--	--	2,528,690	6.0	5.1
Wellington Management Company LLP(17) 280 Congress Street Boston, MA 02210	--	--	4,753,154	11.3	9.7

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest and be exercisable within 60 days of March 9, 2011 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Each holder of Class B common stock is entitled to eight votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters to be submitted to stockholders for vote. The Class A and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as otherwise may be required by law.
(3)	Includes 31,295 shares of Class A common stock and 31,800 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2011.
(4)	Includes 48,078 shares of Class A common stock and 6,667 restricted stock units vesting within 60 days of March 9, 2011, and 25,000 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2011. 35,000 shares of Class B common stock are held by the Dennis V. Arriola and Janet A. Winnick Family Trust of which Mr. Arriola and his wife are co-trustees.
(5)	Includes 3,740 shares of Class A common stock and 12,998 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2011.
(6)	Includes 30,087 shares of Class A Common Stock that are held in the McDaniel Trust dated 7/26/2000 of which Mr. McDaniel and his spouse are co-trustees.
(7)	Includes 29,652 shares of Class A common stock and 50,000 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2011.
(8)	Includes 63,616 shares of Class A common stock and 5,000 restricted stock units vesting within 60 days of March 9, 2011, and 34,763 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2011.
(9)	Includes 246,227 shares of Class A common stock and 428,343 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2011. Includes also (a) 10,000 shares of Class A common stock are held by The Thomas H. Werner 2010 Grantor Retained Annuity Trust, of which Mr. Werner and his wife are co-trustees and Mr. Werner is the beneficiary, and (b) 10,000 shares of Class A common stock are held by The Suzanne M. Werner 2010 Grantor Retained Annuity Trust, of which Mr. Werner and his wife are co-trustees and his wife is the beneficiary.
(10)	Includes 12,189 shares of Class A common stock and 46,800 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2011.
(11)	Includes the shares described in footnotes 1-10 plus 45,465 shares of Class A common stock held by two additional executive officers and 6,666 restricted stock units vesting within 60 days of March 9, 2011, and 7,717 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2011 held by two additional executive officers.
(12)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A filed with the SEC on February 14, 2011 by Aletheia Research and Management, Inc., which indicated that it has beneficial ownership of 5,868,243 shares of Class A common stock, with sole voting and sole dispositive power with respect to said shares.
(13)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on February 14, 2011 by Artis Capital Management, L.P., Artis Capital Management, Inc. and Stuart L. Peterson, which indicated that the parties have beneficial ownership of 3,382,829 shares of Class B common stock, with shared voting and shared dispositive power with respect to said shares.
(14)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A, filed with the SEC on February 8, 2011 by BlackRock, Inc., which indicated it has beneficial ownership of 3,630,838 shares of Class A common stock, with sole voting and sole dispositive power with respect to said shares.
(15)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on February 1, 2011 by Norges Bank, which indicated that it has beneficial ownership of 2,839,146 shares of Class A common stock, with sole voting power with respect to said shares, sole dispositive power with respect to 2,555,552 shares and shared dispositive power with respect to 283,594 shares.
(16)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on February 14, 2011 by RCM Capital Management LLC and its parent RCM U.S. Holdings LLC, which indicated that the parties have beneficial ownership of 2,528,690 shares of Class B common stock, with sole voting power with respect to 2,060,040 shares, sole dispositive power with respect to 2,470,700 shares and shared dispositive power with respect to 57,990 shares.

(17) The ownership information set forth in the table is based on information contained a statement on Schedule 13G/A, filed with the SEC on February 14, 2011 by Wellington Management Company, LLP, which indicated that it has beneficial ownership of 4,753,154 shares of Class B common stock, with shared voting power with respect to 2,612,737 shares and shared dispositive power with respect to 4,753,154 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC and the Nasdaq Global Select Market. Such executive officers, directors and greater than 10% stockholders are also required by SEC regulations to furnish us with copies of all Section 16 forms that they file. We periodically remind our directors and executive officers of their reporting obligations and assist in making the required disclosures once we have been notified that a reportable event has occurred. We are required to report in this proxy statement any failure by any of the above-mentioned persons to make timely Section 16 reports.

Based solely on our review of the copies of such forms received by us, and written representations from our directors and executive officers, we are unaware of any instances of noncompliance, or late compliance, with Section 16(a) filing requirements by our directors, executive officers or greater than 10% stockholders during fiscal 2010.

Company Stock Price Performance

The following graph compares the performance of an investment in our Class A common stock from December 31, 2005 through January 2, 2011, with the NASDAQ Market Index and with four comparable issuers: First Solar, Inc., Suntech Power Holdings Co., Ltd., Trina Solar Ltd. and Yingli Green Energy Holding Co. Ltd. The graph assumes $100 was invested on December 31, 2005 in our Class A common stock at the closing price of $33.99 per share, at the closing prices of the common stock for Suntech Power Holdings Co., Ltd., and at the closing price for the NASDAQ Market Index. The graph also assumes $100 was invested at the closing prices of the common stock for First Solar, Inc. on November 17, 2006, Trina Solar Ltd. on December 19, 2006 and Yingli Green Energy Holding Co. Ltd. on June 8, 2007. In addition, the graph also assumes that any dividends were reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance. The following graph is not, and shall not be deemed to be, filed as part of our Annual Report on Form 10-K. Such graph should not be deemed filed or incorporated by reference into any filing of our Company under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent specifically incorporated by reference therein by our Company.

ASSUMES $100 INVESTED ON DECEMBER 31, 2005

(ASSUMES DIVIDEND REINVESTED)

UNTIL FISCAL YEAR ENDED JANUARY 2, 2011

	December 31, 2006	December 30, 2007	December 28, 2008	January 3, 2010	January 2, 2011
SunPower Corporation	$109.36	$385.55	$104.09	$69.67	$37.75
Nasdaq Market Index	$109.52	$121.27	$69.39	$102.89	$120.29
First Solar, Inc.(1)	$120.61	$1,075.34	$545.72	$547.29	$526.03
Suntech Power Holdings Co., Ltd.	$124.81	$300.15	$37.76	$61.03	$29.39
Trina Solar Ltd.(2)	$93.20	$272.29	$34.32	$266.12	$230.97
Yingli Green Energy Holding Co. Ltd.(3)		$365.62	$50.67	$150.57	$94.10

(1) The common stock of First Solar, Inc. started trading publicly on November 17, 2006.

(2) The common stock of Trina Solar Ltd. started trading publicly on December 19, 2006.

(3) The common stock of Yingli Green Energy Holding Co. Ltd. started trading publicly on June 8, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of January 2, 2011 with respect to our equity compensation plans under which our equity securities are authorized for issuance (in thousands, except dollar figures).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,304	$11.60	504
Total(1)	1,304	$11.60	504

(1) This table excludes options to purchase an aggregate of approximately 191,000 shares of Class A common stock, at a weighted average exercise price of $12.40 per share, that we assumed in connection with the acquisition of PowerLight Corporation in January 2007. Our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan includes an automatic share reserve increase feature effective for 2009 through 2015. This share reserve increase feature will cause an annual and automatic increase in the number of shares of our Class A common stock reserved for issuance under the Stock Incentive Plan in an amount each year equal to the least of: 3% of the outstanding shares of all classes of our common stock measured on the last day of the immediately preceding fiscal year; 6,000,000 shares; and such other number of shares as determined by our Board.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as our auditor since 2003. We are currently in discussions with PricewaterhouseCoopers LLP regarding the scope of their fiscal 2011 global audit procedures, including revised fees, and have not formally appointed them as our independent registered public accounting firm for fiscal 2011. Our Board of Directors, upon the recommendation of our Audit Committee, will appoint our independent registered public accounting firm for fiscal 2011. We therefore are not asking stockholders to ratify at the Annual Meeting the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

All fees billed to us by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee. Fees billed to us by PricewaterhouseCoopers LLP during fiscal years 2009 and 2010 were as follows:

Services	2009	2010
Audit Fees	$2,202,807	$2,766,986
Audit-Related Fees	195,869	708,785
Tax Fees	670,570	2,306,166
All Other Fees	--	--
Total	$3,069,246	$5,781,937

—

Audit Fees: Audit fees for 2009 and 2010 were for professional services rendered in connection with audits of our consolidated financial statements, audits relating to an accounting investigation, statutory audits of our subsidiary companies, quarterly reviews and assistance with documents that we filed with the SEC (including our Forms 10-Q, 10-K and 8-K). This category includes $50,000 and $699,700 of fees related to our Audit Committee’s independent investigation into certain accounting and financial reporting matters at our Philippines operations in 2009 and 2010, respectively.

—	Audit-Related Fees: Audit-related fees for 2009 and 2010 were for professional services rendered in connection with consultations with management on various accounting matters.

—	Tax Fees: Tax fees for 2009 and 2010 were for tax return preparation assistance and expatriate tax services, general tax planning and international tax consulting.

—	All Other Fees: SunPower was not billed any other fees by PricewaterhouseCoopers LLP in 2009 or 2010.

SUNPOWER CORPORATION 3939 NORTH FIRST STREET SAN JOSE, CA 95134

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32351-P07476 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

SUNPOWER CORPORATION

The Board of Directors recommends you vote FOR the following: Vote on Directors

1. Election of Directors

Nominees:

01) Thomas R. McDaniel 02) Thomas H. Werner

For Withhold For All

All All Except

☐ ☐ ☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal:

2. The proposal to approve, in an advisory vote, our named executive officer compensation.

The Board of Directors recommends you vote 3 YEARS on the following proposal:

3. The proposal to approve, in an advisory vote, whether a stockholder advisory vote on our named executive officer compensation should be held every (a) year, (b) two years, or (c) three years.

NOTE: In their discretion, Thomas H. Werner, Dennis V. Arriola, Bruce R. Ledesma, or any of them, each with power of substitution, are authorized to vote upon such other matter or matters as may properly come before the meeting or any adjournment or postponement thereof.

For Against Abstain

☐ ☐ ☐

3 Years 2 Years 1 Year Abstain

☐

☐ ☐ ☐

For address changes and/or comments, please check this box and write them ☐

on the back where indicated.

Please indicate if you plan to attend this meeting. ☐ ☐

Yes No

This Proxy should be marked, dated and signed by stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, and Annual Report Combined are available at www.proxyvote.com.

M32352-P07476

SUNPOWER CORPORATION

PROXY FOR 2011 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of SUNPOWER CORPORATION, a Delaware corporation, hereby acknowledges the Notice of the 2011 Annual Meeting of Stockholders and Proxy Statement, each dated March 22, 2011 and hereby appoints Thomas H. Werner, Dennis V. Arriola and Bruce R. Ledesma, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the 2011 Annual Meeting of Stockholders of SunPower Corporation to be held on May 3, 2011, at 12:00 p.m. local time, at Cypress Semiconductor Corporation,198 Champion Court, San Jose, California 95134 and at any adjournment or postponement thereof, and to vote all shares of Class A and Class B Common Stock that the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting.

A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) THE ELECTION OF THOMAS R. MCDANIEL AND THOMAS H. WERNER AS CLASS III DIRECTORS, (2) THE APPROVAL, IN AN ADVISORY VOTE, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION, (3) IN AN ADVISORY VOTE, THREE YEARS AS THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION, AND (4) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side